UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Continental Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

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April 24, 2009

To Our Stockholders:

On behalf of our Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 2009 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 10, 2009, at 10:00 a.m., local time. At the meeting, our stockholders will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the notice of internet availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. We look forward to seeing you in Houston.

Cordially,

Larry Kellner
Chairman and
Chief Executive Officer

Jeff Smisek
President and
Chief Operating Officer

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2009

The 2009 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 10, 2009, at 10:00 a.m., local time, for the following purposes:

1. To elect the nine directors named in the attached proxy statement to serve until the next annual meeting of stockholders;

2. To consider and act upon a proposal to amend the company’s 2004 Employee Stock Purchase Plan to (i) authorize the sale of an additional 3.5 million shares of common stock under the plan, under which there are no shares currently available for issuance, and (ii) extend the term of the plan until December 31, 2019;

3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company and its subsidiaries for the fiscal year ended December 31, 2009;

4. To consider and act upon two stockholder proposals, if properly presented at the meeting; and

5. To consider and act upon any other matters that may properly come before the meeting or any postponement or adjournment thereof.

The holders of record of the company’s common stock at the close of business on April 15, 2009 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

Jennifer L. Vogel
Secretary

Houston, Texas
April 24, 2009

Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the notice of internet availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 10, 2009. The company’s notice of annual meeting and proxy statement and 2008 annual report to stockholders are available on the internet at www.proxyvote.com.

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CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2009

THE MEETING

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of Continental’s board of directors, which we refer to as the “board,” of proxies to be voted at the company’s 2009 annual meeting of stockholders or any postponement or adjournment of that meeting. The meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 10, 2009, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders, which we refer to as the “Meeting Notice.”

Internet Availability of Proxy Materials

We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide internet access to the proxy materials and annual reports to security holders.

Accordingly, on or about April 29, 2009, we will begin mailing to our stockholders of record a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability,” except for stockholders who indicated on their proxy cards for our 2007 or 2008 annual meeting of stockholders their preference to receive a full, printed set of materials for future meetings, to whom we will begin mailing the requested printed materials on such date. The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our 2008 annual report to stockholders on the internet, and will provide instructions on submitting a proxy on the internet.

At the time we begin mailing our Notice of Internet Availability, we will also first make available on the internet at www.proxyvote.com our Meeting Notice, our proxy statement and our 2008 annual report to stockholders. Any stockholder may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com;

•	e-mail at sendmaterial@proxyvote.com; or

•	telephone at 1-800-579-1639.

Pursuant to the SEC’s rules, our 2008 annual report to stockholders, which includes our audited consolidated financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

Record Date; Stockholders Entitled to Vote

Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental’s transfer agent and registrar, are referred to as “stockholders of record.” Stockholders of record at the close of business on April 15, 2009, the “record date,” are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. Stockholders with shares held in an account at a broker, bank, trust or other nominee are considered the “beneficial owner” of shares held in “street name,” and are entitled to direct their brokers, banks, trustees or other nominees on how to vote their shares.

At the close of business on the record date, Continental had outstanding 123,551,098 shares of Class B common stock, which we refer to as “common stock.” Subject to certain limitations on voting by non-U.S. citizens as described below, each share of our common stock is entitled to one vote.

Restrictions on Voting by Non-U.S. Citizens

Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation determines, on a case-by-case basis, whether an air carrier is effectively owned and controlled by citizens of the United States.

In order to comply with these rules, our Amended and Restated Certificate of Incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. A foreign holder wishing to register on this separate stock record should call us at (713) 324-5152 or send us a written request for registration identifying the full name and address of the holder, the holder’s citizenship, the total number of shares held and the nature of such ownership (i.e., record or beneficial). Such written requests should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. As of the record date, shares registered on this record comprised less than 25% of our voting stock.

Quorum

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy.

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will broker non-votes. A “broker non-vote” occurs under the rules of the New York Stock Exchange, or “NYSE,” when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given. Under these NYSE rules, if you do not provide timely voting instructions to a broker, bank, trust or other nominee that holds your shares of record, that institution will be prohibited from voting on the amendment of the 2004 Employee Stock Purchase Plan (Proposal 2), on the stockholder proposal related to discontinuing stock option grants to senior executives (Proposal 4) or on the stockholder proposal related to reincorporating in North Dakota (Proposal 5), but will be permitted to vote in its discretion with respect to the election of directors (Proposal 1) and the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 3).

Vote Required for Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast at the meeting for directors by the holders of common stock entitled to vote thereon.

In the vote to elect directors, stockholders may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Pursuant to our director resignation policy, if any of our director nominees receives more “withhold” votes than votes “for” his or her re-election, our board (or a committee designated by our board) would be required to consider whether to accept the director’s previously tendered conditional resignation. For further discussion of this policy, please see “Corporate Governance — Corporate Governance Guidelines — Director Resignation Policy” below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Amendment of the 2004 Employee Stock Purchase Plan

The proposal to amend the company’s 2004 Employee Stock Purchase Plan will require approval by a majority of the votes cast at the meeting on Proposal 2 by the holders of common stock entitled to vote thereon. In addition, approval of the proposal under applicable NYSE rules requires that the total number of votes cast on the proposal represent a majority of the total outstanding shares entitled to vote on the proposal. For purposes of this proposal, abstentions are treated as votes cast and will have the same effect as votes against the proposal. Broker non-votes, however, are not treated as votes cast and will not be counted in determining whether the total number of votes cast on the proposal represents a majority of the total outstanding shares.

In the vote on the proposal to amend the 2004 Employee Stock Purchase Plan, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal (which is treated as a vote against the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S 2004 EMPLOYEE STOCK PURCHASE PLAN.

Vote Required for Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of common stock entitled to vote thereon. Abstentions are not treated as votes cast and thus will not affect the outcome of the proposal.

In the vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 4: Stockholder Proposal Related to Discontinuing Stock Option Grants to Senior Executives

The stockholder proposal related to discontinuing stock option grants to senior executives scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 4 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO DISCONTINUING STOCK OPTION GRANTS TO SENIOR EXECUTIVES.

Vote Required for Proposal 5: Stockholder Proposal Related to Reincorporating in North Dakota

The stockholder proposal related to reincorporating the company under the laws of North Dakota scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 5 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO REINCORPORATING IN NORTH DAKOTA.

Voting in Person at the Meeting

Stockholders of record are entitled to vote their shares held “of record” in person at the meeting and at any postponement or adjournment of the meeting. A ballot will be provided to any stockholder of record upon request at the meeting. A stockholder beneficially holding shares in street name may only vote those shares in person at the meeting if the stockholder obtains a legal proxy from the broker, bank, trustee or other nominee that holds the shares of record giving the beneficial stockholder the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your vote in advance of the meeting as described below to ensure that your vote will be counted if you later decide not to attend. Please see “Other Matters — Directions to our Meeting” below for directions to the annual meeting site.

Voting in Advance of the Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. The internet and telephone proxy procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of Record.  If you hold shares of record, you may vote by proxy over the internet by following the instructions provided in the Notice of Internet Availability or, if you received printed proxy materials, you may also vote by internet, telephone or mail pursuant to the instructions included on the proxy card. Proxies submitted through Broadridge Financial Solutions, Inc. by internet or telephone must be received by 11:59 p.m. Eastern Time on June 9, 2009, and proxies submitted through Broadridge by mail must be received by 10:00 a.m. on the meeting date. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.

Beneficial Holders.  If you hold shares beneficially in street name, you may direct the voting of those shares over the internet by following the instructions provided in the Notice of Internet Availability or, if you received printed proxy materials, you may also vote by internet, telephone or mail pursuant to the instructions included on the voting instruction card provided to you by your broker, bank, trustee or other nominee. Votes directed by internet or telephone must be received by 11:59 p.m. Eastern Time on June 9, 2009. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a legal proxy as described above under “— Voting in Person at the Annual Meeting.”

Revocation of Proxies

If you are the record holder of your shares, you may revoke your proxy before it is exercised at the meeting in any of the following ways:

•	by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

•	by timely submitting a subsequent proxy via the internet;

•	if you received a proxy card, by timely submitting a subsequent proxy via telephone or by mail that is properly signed; or

•	by voting in person at the meeting.

If you are not the record holder of your shares, you may revoke your proxy before it is exercised at the meeting by either:

•	timely submitting new voting instructions to the broker, bank, trustee or other nominee following the instructions they provided; or

•	voting in person at the meeting, provided you have a legal proxy from the holder of record.

Expenses of Solicitation

Continental will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail and internet, we may also solicit proxies by telephone, fax or in person. None of our regular employees or directors who engages in solicitation will receive additional compensation for that solicitation. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $10,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our Notice of Internet Availability or, as applicable, printed proxy materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

We will deliver promptly to any stockholder who received a householded mailing this year, upon receipt of the stockholder’s written or oral request, additional copies of our Notice of Internet Availability or, as applicable, printed proxy materials. If you received a householded mailing this year and you would like to request additional copies, or if you would like to opt out of this practice for future mailings, please submit your request to our Secretary in writing at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607 or call us at (713) 324-5152. Additionally, if you share the same last name and address with one or more other stockholders and you received multiple copies of the Notice of Internet Availability or, as applicable, printed proxy materials, you may contact us in the manner described above to request a single copy in the future.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have one class of securities outstanding that is entitled to vote on the matters to be considered at the meeting, Class B common stock, which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of the dates indicated below, information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities.

	Beneficial
	Ownership
	of Class B		Percent of
Name and Address of Beneficial Holder	Common Stock		Class

FMR LLC	16,289,668	(1)	14.73%
82 Devonshire Street Boston, MA 02109

(1)	According to an amendment to Schedule 13G filed with the SEC on February 17, 2009, FMR LLC (“FMR”), the parent holding company of Fidelity Management & Research Company (“Fidelity”), and Mr. Edward C. Johnson 3d (“Mr. Johnson”), Chairman of FMR, reported that they may be deemed to beneficially own the shares reported in the table. FMR reported sole voting power with respect to 993,438 shares and sole dispositive power with respect to 16,289,668 shares, and Mr. Johnson reported sole dispositive power with respect to 16,289,668 shares. The amendment also reported that (i) the sole dispositive power of FMR and Mr. Johnson includes the sole power to dispose of 15,280,540 shares beneficially owned directly by various investment companies for which Fidelity acts as an investment adviser (the “Fidelity Funds”) and (ii) Fidelity exercises the sole power to vote the shares beneficially owned directly by the Fidelity Funds pursuant to written guidelines established by the board of trustees of each Fidelity Fund.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of April 17, 2009, the number of shares of common stock beneficially owned by each individual who served as a director in 2008, each current and former executive officer named below in the Summary Compensation Table, and all of our executive officers and directors as a group. This table does not include the restricted stock units held by our executive officers. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.”

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owners	Ownership(1)		Class

Kirbyjon H. Caldwell	27,788	(2)	*
James E. Compton	3,379		*
Lawrence W. Kellner	22,725	(3)	*
Douglas H. McCorkindale	68,500	(4)	*
Henry L. Meyer III	32,500	(5)	*
Jeffrey J. Misner(6)	9,200		*
Mark J. Moran	3,150		*
Oscar Munoz	24,500	(7)	*
George G. C. Parker	38,900	(8)	*
Zane C. Rowe	2,000		*
Jeffery A. Smisek	14,641		*
Karen Hastie Williams	43,500	(9)	*
Ronald B. Woodard	13,500	(10)	*
Charles A. Yamarone	49,250	(11)	*
All executive officers and directors as a group (15 persons)	359,065	(12)	*

*	Less than 1%

(1)	The persons listed have the sole power to vote and dispose of the shares beneficially owned by them, except as otherwise indicated. Each member of our board is required to beneficially hold at least 1,000 shares of our common stock, including shares the director can acquire within 60 days through the exercise of stock options. All of our directors are in compliance with this requirement as of April 17, 2009 through their direct ownership of shares, as indicated in the table above and the footnotes below. For a discussion of the minimum ownership guidelines for our named executive officers, please see “Corporate Governance — Corporate Governance Guidelines — Minimum Stock Ownership” below.

(2)	Represents 1,000 shares directly held by Mr. Caldwell and 26,788 shares subject to stock options that are exercisable as of April 17, 2009 (“Exercisable Options”).

(3)	Represents 22,525 shares directly held by Mr. Kellner and 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

(4)	Represents 21,000 shares directly held by Mr. McCorkindale and 47,500 Exercisable Options.

(5)	Represents 5,000 shares directly held by Mr. Meyer and 27,500 Exercisable Options.

(6)	Mr. Misner retired as our executive vice president and chief financial officer on August 31, 2008.

(7)	Represents 2,000 shares directly held by Mr. Munoz and 22,500 Exercisable Options.

(8)	Represents 1,400 shares directly held by Mr. Parker and 37,500 Exercisable Options.

(9)	Represents 1,000 shares directly held by Ms. Williams and 42,500 Exercisable Options.

(10)	Represents 1,000 shares directly held by Mr. Woodard and 12,500 Exercisable Options.

(11)	Represents 1,750 shares directly held by Mr. Yamarone and 47,500 Exercisable Options.

(12)	Includes 264,288 Exercisable Options.

CORPORATE GOVERNANCE

We are committed to high standards of corporate governance and to conducting our business ethically and with integrity and professionalism. In furtherance of these commitments, our board has adopted Corporate Governance Guidelines developed and recommended by the Corporate Governance Committee of our board, which we refer to as our “Guidelines,” and monitors our ethics and compliance program through the adoption of Ethics and Compliance Guidelines for our employees and directors. The Guidelines, together with our bylaws, the charters of each of our board committees and the Ethics and Compliance Guidelines, provide the framework for the corporate governance at Continental. A complete copy of each of these documents may be obtained in the “Investor Relations” section of our internet website under the “Corporate Governance” link at www.continental.com, and we will furnish printed copies of these documents to interested security holders without charge, upon request. Written requests for such copies should be addressed to: Continental Airlines, Inc., Attention: Secretary, P.O. Box 4607, Houston, Texas 77210-4607.

Corporate Governance Guidelines

Our board adopted our initial Guidelines in February 2003 upon the recommendation of the Corporate Governance Committee. Since that time, our board, which monitors developments in the laws, regulations and best practices relating to corporate governance and compliance, has amended the Guidelines on a number of occasions to reflect such developments. The current Guidelines provide for the governance practices described below.

Independence.  Our Guidelines require that a majority of our board be “independent” under the criteria for independence established by the NYSE. Our board is responsible for affirmatively determining whether each director nominee satisfies all applicable independence criteria for service on the board or any committee of the board. Please see “— Director Independence” below for a discussion of our board’s independence determinations.

Limitation on Board Service.  None of our directors is permitted to serve on the board of directors of more than two other public companies if the director is employed on a full-time basis, or more than four other public companies if the director is employed on less than a full-time basis. For determining the number of boards of directors on which a director serves, our Guidelines exclude service on the board of directors of a charitable, philanthropic or non-profit organization, as well as service on the board of the director’s principal employer. Further, a director’s service on the board of directors of two or more affiliated companies that hold joint or concurrent board meetings will be considered service on only one other board.

Minimum Stock Ownership.  Subject to a one-year transition period for newly-elected directors, each of our directors is required to beneficially own at least 1,000 shares of our common stock, our chief executive officer, or “CEO,” and our president are each required to beneficially own at least 5,000 shares, and our executive vice presidents are each required to beneficially own at least 2,000 shares. A director’s or executive officer’s holdings of restricted stock or stock options exercisable within 60 days are included when determining whether the individual beneficially owns a sufficient number of shares.

Presiding Director.  Pursuant to our Guidelines, the chair of the Executive Committee of our board, who will at all times be a non-management member of our board, also serves as the presiding director for executive sessions of our non-management directors. Stockholders or other interested parties may communicate with our non-management directors through correspondence directed to the presiding director. Please see “— Communications with the Board of Directors” below for instructions on how to contact the presiding director.

Director Resignation Policy.  Under our director resignation policy, each of our incumbent directors must submit a conditional, irrevocable resignation letter in the form approved by our board before our board will nominate the director for re-election. The current form of resignation letter approved by our board provides that the resignation will only be effective if:

•	the director receives more “withhold” votes than votes “for” his or her re-election in an uncontested election of directors; and

•	our board (or a designated committee) accepts the resignation.

If an incumbent director does not receive the vote for re-election specified in his or her conditional resignation letter in an uncontested election of directors, our board (or a committee designated by our board) shall, no later than 60 days after certification of the election results, consider the attendant circumstances and any other factors it deems relevant and determine whether to accept the director’s resignation.

In accordance with our bylaws, Delaware corporate law and the form resignation letter approved by our board, the resignation letter cannot be revoked or withdrawn while this director resignation policy is in effect.

Each of the nominated directors has submitted his or her conditional, irrevocable letter of resignation as required by the policy. The revised conditional, irrevocable letter of resignation approved by our board in 2008 for each of Larry Kellner, our Chairman and CEO, and Jeff Smisek, our President and Chief Operating Officer, includes an acknowledgement that our board’s acceptance of either director’s resignation under the circumstances described above would trigger his right under his employment agreement with us to resign for “Good Reason” and receive certain termination benefits. For a discussion of the termination benefits of Mr. Kellner or Mr. Smisek following his resignation for Good Reason, please see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Occupational Changes.  If a director experiences either a termination of his or her principal employment or position, or a material decrease in responsibilities with respect to that employment or position, the director is required to submit his or her offer to resign to the chair of the Corporate Governance Committee. The committee will then review the circumstances surrounding the employment change and such other matters as it deems appropriate and make a recommendation to our board concerning acceptance or rejection of the director’s offer to resign. Our board will then make the final determination concerning whether to accept or reject the director’s offer to resign.

Director Conflicts of Interest.  Our Guidelines provide procedures for any director believing that he or she may have an actual or perceived conflict of interest, or any senior executive or director who believes another director may have such a conflict, to report the conflict to the chair of the Corporate Governance Committee, who is responsible for reviewing the director’s conflict to determine the appropriate course of action. The committee chair’s determination is subject to ratification by the full Corporate Governance Committee. Any waiver of these procedures may only be made by the Corporate Governance Committee and must be promptly disclosed to our stockholders.

Board and Committee Performance Reviews.  The Corporate Governance Committee is required to review the performance of our board and each committee on an annual basis, and the Corporate Governance Committee may consider the results of these reviews when making recommendations to the board concerning the slate of director nominees or the board committee assignments.

Right to Amend.  Our board has the authority to amend and/or restate the Guidelines, including any or all of these governance practices, from time to time in its sole discretion without stockholder approval.

Bylaws, Committee Charters and Other Policies

In addition to those established by our Guidelines, our bylaws, the charters of our board committees and our other company policies provide for the following significant corporate governance practices:

•	All of the members of our board are elected annually by our stockholders.

•	Only independent directors are permitted to serve on our Audit Committee, Corporate Governance Committee or Human Resources Committee.

•	The board and each committee have the authority to retain outside consultants or advisors at the company’s expense as the directors deem necessary or appropriate.

•	Stockholders beneficially owning 25% or more of our outstanding common stock may call a special meeting of the stockholders.

•	Stockholders may act by written consent without a stockholder meeting.

•	Members of our board, our “Section 16 Officers” (defined below under “— Standing Committees of the Board of Directors — Human Resources Committee”) and our senior vice presidents are only permitted to buy or sell common stock and other company securities during an open trading window after consulting with our General Counsel.

Expiration of Stockholder Rights Plan

We do not currently have a stockholder rights plan, commonly referred to as a “poison pill.” In November 2008, the stockholder rights plan adopted in November 1998 expired by its terms.

Ethics and Compliance Program

In 2007, our board implemented enhancements to our broad-based ethics and compliance program, including the adoption of our Ethics and Compliance Guidelines and the implementation of a worldwide (subject to applicable local privacy laws) Help Line that provides an anonymous method for reporting concerns. These guidelines apply to all of our co-workers, as well as our non-management directors, and serve as the centerpiece for our ethics and compliance program. These guidelines promote ethical conduct, good judgment and compliance with laws and our corporate policies. Another key aspect of the ethics and compliance program is our Ethics and Compliance Committee, led by our General Counsel and Chief Compliance Officer, that promotes awareness and understanding of our program, periodically reviews and evaluates our program and the guidelines, and helps to ensure that our program continues to meet our corporate obligations and standards.

Global Citizenship

We foster a culture of environmental and social responsibility by running an efficient operation, investing in fuel-efficient aircraft and technology to reduce carbon emissions, minimizing noise and waste, playing an active role in the communities we serve, and promoting dignity and respect for all co-workers. For more information, please see our Global Citizenship Report, available in the “Global Citizenship” section of our internet website under “About Continental” at www.continental.com.

Director Independence

Our board determines the independence of each director through application of the director independence tests required by Section 303A of the NYSE Listed Company Manual and, for members of the Audit Committee, the additional independence tests required by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Our board has applied these independence tests to our nine nominees and Dr. George Parker, who is not standing for re-election, and determined that (1) each of the nominees for our board, other than Messrs. Kellner and Smisek (seven of the nine total nominees), and Dr. Parker is “independent” under the applicable standards and (2) each of the nominees for our board and Dr. Parker qualifies for service on each board committee on which such director currently serves. Please see “Proposal 1: Election of Directors — Director Biographical Summaries” below for a list of all nine nominees for our board, together with biographical summaries for the nominees and Dr. Parker, including each individual’s current committee memberships and business experience.

In making these independence determinations, the board considered the transactions and relationships between the directors (or members of their immediate families) and the company and its subsidiaries described below:

•	Mr. Meyer. Mr. Meyer has served as the Chairman, President and CEO of KeyCorp, one of the nation’s largest bank-based financial services companies and the parent company of KeyBank, since May 2001. We receive payments from KeyBank in connection with its debit card program, launched in 2003, which is co-branded with us, as well as payments for air transportation services as discussed below. Further, we make payments to KeyBank’s leasing and finance division, which leases certain ground equipment and regional jet aircraft to us and financed our purchase of certain computer software licenses in 2008. During each of the past three years, our aggregate payments to KeyCorp and KeyBank, as well as their aggregate payments to us, in each case represented approximately 0.75% or less of the consolidated gross revenues of Continental or KeyCorp, and approximately 0.25% or less of the total expenses of the payor. Our board has reviewed these arrangements and determined that they are not material to Mr. Meyer and do not impair his independence.

•	Ms. Williams. In 2005, Ms. Williams retired as a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Ms. Williams continues to work on a part-time basis for Crowell & Moring LLP as Senior Counsel. Ms. Williams does not personally provide any legal services to Continental or its subsidiaries and has no individual interest in the fees we pay to Crowell & Moring LLP. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services. During each of the past three years, our aggregate payments to Crowell & Moring LLP represented less than 0.50% of Crowell & Moring’s total revenues and less than 0.01% of our operating expenses. Our board has reviewed this arrangement and determined that it is not material to Ms. Williams and does not impair her independence.

•	Mr. Woodard. Mr. Woodard serves on the board of directors of AAR Corp., a leading provider of products and services to the global aerospace and defense industry. AAR Corp. is a supplier of parts and repair services to us and has an ownership interest in an aircraft leased by us. During each of the past three years, our lease payments relating to aircraft and equipment leased from AAR Corp., together with amounts paid for parts and repairs, amounted to less than 0.10% of our total operating expenses and approximately 0.50% or less of AAR Corp.’s consolidated gross revenues. Our board has reviewed these arrangements and determined that they are not material to Mr. Woodard and do not impair his independence.

•	Contributions to Non-Profit Organizations Affiliated with Non-Management Directors. Our board considered the amounts of our discretionary contributions to charitable institutions or other non-profit organizations for which each of Messrs. Caldwell and Meyer serve as an officer, director, trustee, fiduciary or sponsor, and determined that these contributions, which in each of the past three years did not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues, were not material to either director and did not impair his independence.

•	Payments for Routine Air Transportation Services. Our board considered the amounts of payments we received from the principal employer of each of Messrs. Caldwell, Meyer, Munoz and Yamarone and Ms. Williams in connection with that entity’s purchase of our air transportation services and determined that these payments, which in each of the past three years did not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues, were not material to any of these directors and did not impair his or her independence.

The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Messrs. Kellner and Smisek, none of the directors nominated for election at the meeting, nor Dr. Parker, has any material relationships with the company or its subsidiaries, and that all such current directors are independent of the company under the applicable standards set forth by the NYSE and SEC. Messrs. Kellner and Smisek are not independent because of their employment as executives of the company.

Board of Directors Meetings

Regular meetings of our board are held four times per year, and special meetings are scheduled when required. The board held nine meetings in 2008. During 2008, each of our current directors attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member. Last year, eight of our directors attended the annual meeting of stockholders.

Under our Corporate Governance Guidelines, directors are expected to fulfill diligently their fiduciary duties to stockholders, which duties include preparing for, attending and participating in meetings of the board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings. However, when considering a director’s renomination to the board, the Corporate Governance Committee must consider the director’s history of attendance at annual meetings of stockholders and at board and committee meetings as well as the director’s preparation for and participation in such meetings.

Our independent directors regularly meet separately in executive session without any members of management present. During 2008, our independent directors met in such executive sessions on four occasions. Our Corporate Governance Guidelines provide that the chair of the Executive Committee, who at all times shall be a non-management director, shall serve as the presiding director for these executive sessions.

Standing Committees of the Board of Directors

Our board has established the committees described below, each of which operates under a written charter adopted by the board. Please see the introductory paragraph immediately following “Corporate Governance” above for instructions on obtaining electronic or printed copies of the charters of these board committees.

Audit Committee.  The Audit Committee has the authority and power to act on behalf of the board with respect to the appointment of our independent registered public accounting firm, which we also refer to as our “independent auditors,” and with respect to authorizing all audit and other activities performed for us by our internal and independent auditors. The committee, among other matters, reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. It is the responsibility of the committee to evaluate the qualifications, performance and independence of the independent auditors and to maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the company. Please see “— Report of the Audit Committee” below. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate. Our board has determined that all members of the Audit Committee are independent directors as required by the applicable rules of the NYSE and SEC, and that Mr. McCorkindale, Mr. Munoz and Dr. Parker each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. Our board has also determined that Ms. Williams’ service on the audit committees of three other public companies will not impair her ability to serve on our Audit Committee.

Corporate Governance Committee.  The Corporate Governance Committee identifies individuals qualified to become members of the board, consistent with criteria approved by the board, and recommends to the board the slate of directors to be nominated by the board at each annual meeting of stockholders and any director to fill a vacancy on the board. The committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders desiring the committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the committee, c/o Secretary, Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. The committee also recommends directors to be appointed to the committees of the board and the directors to serve as committee chairs, including in the event of vacancies, and oversees the evaluation of the board and management. The committee also developed and recommended to the board the company’s Corporate Governance Guidelines and is responsible for overseeing our board’s compliance with the Guidelines, including determining the appropriate course of action with respect to any potential or actual conflicts of interest involving a director brought to the attention of the chair of the committee. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate. All members of the Corporate Governance Committee are independent directors as required by the applicable rules of the NYSE.

Executive Committee.  The Executive Committee has the authority to exercise certain powers of the board between board meetings. The chair of the Executive Committee serves as the board’s presiding director for executive sessions of non-management directors. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate.

Finance Committee.  The Finance Committee reviews our annual financial budget, including the capital expenditure plan, and makes recommendations to the board regarding adoption of the budget as the committee deems appropriate. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate.

Human Resources Committee.  The Human Resources Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation based on its evaluation. The committee also reviews and approves the compensation of our other Section 16 Officers and the incentive compensation plans and programs applicable to them. Our current “Section 16 Officers” are our Chairman and CEO; our President and Chief Operating Officer; each of our Executive Vice Presidents; our Senior Vice President, General Counsel, Secretary and Chief Compliance Officer; and our Vice President and Controller. The committee also administers our equity-based plans and other incentive and employee benefit plans and programs. The committee may form and delegate its authority to subcommittees or the chair of the committee when appropriate. All members of the Human Resources Committee are independent directors as required by the applicable rules of the NYSE.

To assist the committee in discharging its responsibilities with respect to executive compensation, the committee relies upon an independent compensation consultant that reports exclusively to the committee. The committee engaged Exequity LLP as its independent compensation consultant effective January 2009. Prior to that time, the committee relied on Mercer Human Resource Consulting, or “Mercer,” another independent compensation consultant, to assist it in developing and structuring the company’s executive compensation programs. To ensure the consultant’s objectivity and to avoid conflicts of interest, we adopted conflict of interest guidelines governing the relationship. These guidelines establish our management’s obligation to report quarterly to the committee the scope and amount of work being performed by the consultant or its affiliates for us, the consultant’s direct access to the committee through its chair, and the requirement that the consultant develop procedures to prevent any employee of the consultant who advises the committee on executive compensation matters from discussing their services with other employees of the consultant.

From time to time and in connection with the setting of incentive compensation targets, the compensation consultant makes executive compensation recommendations to the committee based on available marketplace compensation data for U.S. peer airlines and certain non-airline companies with comparable revenue and other characteristics. Management also makes independent recommendations to the committee concerning the form and amount of executive compensation. The committee then reviews and considers the consultant’s and management’s recommendations, marketplace compensation data, individual officer performance and other factors, and makes its determinations concerning the compensation of the CEO and other Section 16 Officers. During 2008, the committee’s compensation decisions and determinations were made during seven meetings, five of which included executive sessions at which management was not present. For further discussion of our processes and procedures for the consideration and determination of executive compensation, please see “Executive Compensation — Compensation Discussion and Analysis” below.

In addition to its review and approval of the compensation of our Section 16 Officers, the committee is responsible for reviewing the compensation and benefits of our board’s non-management directors. At the direction of the committee, the committee’s independent compensation consultant compiled available marketplace director compensation data for U.S. peer airlines and certain non-airline companies with comparable revenue and other characteristics. The committee considered this peer company director compensation data, as well as other factors, received input from management, and determined that it would not recommend to our board any changes to our non-management director compensation. For further discussion of our non-management director compensation, please see “— Compensation of Non-Management Directors” below.

Membership on Board Committees.  The following table lists our five board committees, the directors who currently serve on them and the number of committee meetings held in 2008.

		Human	Corporate
Name	Audit	Resources	Governance	Finance	Executive

Mr. Caldwell		X	X
Mr. Kellner				X	X
Mr. McCorkindale	X				X
Mr. Meyer		X	C		C
Mr. Munoz	C
Dr. Parker	X			X
Mr. Smisek				X
Ms. Williams	X			C
Mr. Woodard		X	X	X
Mr. Yamarone		C	X

2008 Meetings	8	7	6	1	0

C = Chair

X = Member

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Meyer, the current presiding director for executive sessions of our non-management directors), any committee of the board, or our non-management directors as a group, by writing to them c/o Secretary, Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the board, except that the board has instructed the company to direct communications that do not relate to the company’s accounting, internal accounting controls or auditing matters to the chair of the Corporate Governance Committee and not to forward to the board or the chair of the Corporate Governance Committee certain categories of communications.

Qualifications of Directors

Our Corporate Governance Guidelines provide that the Corporate Governance Committee should consider the following when identifying director nominees:

•	The person’s reputation, integrity and, for non-management director nominees, such person’s independence from management and the company;

•	The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the company and the airline industry generally at the time of determination;

•	The number of other public companies for which the person serves as a director (subject to the specific limitations described under “Corporate Governance Guidelines — Limitation on Board Service” above) and the availability of the person’s time and commitment to the company;

•	Diversity;

•	The person’s knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company’s operational environment;

•	The period of time during which the person would be eligible to serve on the board under our Corporate Governance Guidelines, which provide that the board shall not nominate an individual who is age 70 at the time of such nomination, or who will be age 70 at the time of his or her election; and

•	Whether the person has a material, non-ordinary course (direct or indirect) investment in a direct competitor of the company.

The Corporate Governance Committee also confirms that nominees are in compliance with stock ownership requirements and board service limitations. In the case of current directors being considered for renomination, the committee also will take into account the director’s:

•	Tenure as a member of the board;

•	Responses to the annual director performance self-assessment;

•	History of attendance at annual meetings of stockholders; and

•	History of attendance at board and committee meetings and the director’s preparation for and participation in such meetings.

Moreover, each incumbent director is required to submit an irrevocable, conditional resignation letter pursuant to our director resignation policy prior to his or her nomination for re-election. Please see “Corporate Governance Guidelines — Director Resignation Policy” above for a discussion of this requirement.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Corporate Governance Committee, the Chairman and CEO, or other board member identifies a need to add one or more new board members, in some cases to fill vacancies on the board.

•	The Corporate Governance Committee, with input from senior management and the board, determines which criteria should be applied when identifying prospective director candidates. The criteria shall include the items listed above under “— Qualifications of Directors,” and may include other considerations, such as whether a director candidate would enhance one or more board committees or whether he or she serves as an executive officer of another public company.

•	Based on the specific criteria established by the Corporate Governance Committee, senior management reviews the universe of prospective candidates to identify the initial slate of candidates that best satisfy the committee’s criteria. This initial slate is then presented to the Corporate Governance Committee, which ranks the candidates and solicits input from the board on any additional candidates that should be considered.

•	The Chairman and CEO and at least one member of the Corporate Governance Committee interview prospective candidate(s). The results of these interviews, as well as any additional information concerning the candidates obtained by the board or senior management, are reported to the Corporate Governance Committee.

•	The full board is kept informed of progress.

•	The Corporate Governance Committee offers other board members the opportunity to interview each candidate and then meets to consider and approve each final candidate.

•	The Corporate Governance Committee seeks full board approval of each final candidate.

•	The board nominates for election (or appoints to fill a vacancy) each final candidate.

The Corporate Governance Committee also considers recommendations for nominees for directorships submitted by stockholders. When considering an individual nominated by a stockholder, the committee follows a substantially similar process, identifying the criteria to be applied and determining, based on information provided by the stockholder submitting the nominee and additional information obtained by the board or senior management, whether the stockholder nominee satisfies those criteria. As discussed above, such criteria shall include the items listed above under “— Qualifications of Directors.”

The Corporate Governance Committee, which is authorized to retain consultants or advisors as it deems necessary or appropriate, may hire a search firm to assist with the process described above. If retained by the committee, the search firm would likely assist with the development of the criteria, the identification of qualified candidates and the gathering of additional information on the final candidates.

Director Education

As provided in our Guidelines, our newly elected directors participate in an orientation program following their election or appointment to the board. This orientation includes presentations by our senior management and independent auditors to familiarize new directors with our strategic plans, financial statements and key policies and practices. We also provide our directors with opportunities to visit our facilities, to participate in training concerning our policies and programs and to review strategic areas of our business in depth. Our directors also participate in director education programs sponsored by various educational institutions, and we reimburse their expenses incurred to attend such programs. In addition, all of our directors are provided flight benefits, including access to our Presidents Club airport lounges, enabling them to monitor the quality of our services and to interact with employees and customers.

Compensation of Non-Management Directors

The table below provides information relating to the compensation of the non-management members of our board in 2008. The compensation elements are described in the narrative following the table.

Director Compensation Table

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	Earnings	($)(3)	($)

Kirbyjon H. Caldwell	58,871	0	65,830	0	0	18,201	142,902
Douglas H. McCorkindale	67,381	0	65,830	0	0	1,140	134,351
Henry L. Meyer III	63,534	0	65,830	0	0	9,990	139,354
Oscar Munoz	83,081	0	65,830	0	0	16,041	164,952
George G. C. Parker	66,431	0	65,830	0	0	10,285	142,546
Karen Hastie Williams	67,481	0	65,830	0	0	16,898	150,209
Ronald B. Woodard	55,721	0	65,830	0	0	7,381	128,932
Charles A. Yamarone	63,884	0	65,830	0	0	2,945	132,659

(1)	This represents cash fees earned in 2008.

(2)	This represents the dollar amount of compensation cost recognized by the company in 2008, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”), of 7,500 stock options granted to each of our non-management directors on June 12, 2008. These options became exercisable immediately upon grant, have an exercise price of $12.46 per share (the NYSE closing price of our common stock on the grant date) and have a ten-year term. The recognized compensation cost reflected in the table is the same as the grant date fair value under SFAS 123R because all of the options vested immediately upon grant. The value of these options is based on assumptions which are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” in the company’s annual report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”). Our non-management directors held the following outstanding stock options as of December 31, 2008: Mr. Caldwell — 27,500 options, Mr. McCorkindale — 47,500 options, Mr. Meyer — 27,500 options, Mr. Munoz — 22,500 options, Dr. Parker — 37,500 options, Ms. Williams — 42,500 options, Mr. Woodard — 12,500 options, and Mr. Yamarone — 47,500 options.

(3)	Amounts shown for each director represent a tax reimbursement relating to the flight benefits described below, calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits).

Narrative Disclosure to Director Compensation Table

Annual Fees.  Each of our non-management directors receives an annual fee of $25,000 paid quarterly in advance, as well as the following additional annual fees based on committee membership and service as a committee chair:

•	$40,000 for the chair of the Audit Committee;

•	$20,000 for the chair of each of the Corporate Governance Committee and the Human Resources Committee;

•	$25,000 for each member of the Audit Committee (other than the chair of the Audit Committee); and

•	$15,000 for each member of the Human Resources Committee who is not receiving any additional annual fees for service as the chair of a committee of our board.

Meeting Fees.  Our non-management directors also receive the following fees for attendance at meetings of our board and committees:

•	$1,400 ($2,100 for the committee chair) for each board and committee meeting physically attended (other than an Audit Committee meeting);

•	$2,000 ($3,000 for the committee chair) for each Audit Committee meeting physically attended;

•	$700 for each board meeting attended by telephone; and

•	$350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone).

Flight Benefits.  As indicated above, our non-management directors receive lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director’s family and certain other individuals (which is taxable to the director, subject to our reimbursement of certain of such taxes), frequent flyer cards, access to our Presidents Club facilities for the director and his or her spouse and airport parking where available to us at no incremental cost. As is common in the airline industry, our directors also receive travel privileges on some other airlines through arrangements entered into between us and such airlines.

Orientation Fees.  Each of our non-management directors is entitled to receive $2,500 as compensation for time spent on orientation matters when the director is initially elected to the board or to a committee on which he or she has not recently served.

Stock Options.  On June 12, 2008, the day following our 2008 annual meeting of stockholders, each of our non-management directors received an annual grant of stock options to purchase 7,500 shares of our common stock at an exercise price equal to the closing price on the date of grant. The granting of these options, which usually occurs on the date of the annual meeting of stockholders, was delayed to allow us time to publicly disclose information concerning the amendment and restatement of our Bankcard Joint Marketing Agreement with Chase Bank USA, N.A. These options were fully vested upon grant and have a 10-year term. If a newly-elected director were first elected to the board other than at an annual meeting of stockholders, the director would receive the annual stock option grant at such time.

Reimbursement of Expenses.  We reimburse our directors, including those who are full-time employees who serve as directors, for expenses incurred in attending meetings or in connection with participation in director education programs and director institutes offered by third parties.

Conducting Company Business.  Our non-management directors who, in their capacities as directors, conduct business on our behalf at the request of the board or the Chairman of the Board are paid:

•	For telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person; and

•	$3,000 per day spent outside the United States while conducting that business.

Policies and Procedures for Review of Related Person Transactions

As required by its charter, the Audit Committee reviews, at least annually, all related person transactions that may be required to be disclosed in the proxy statement for our next annual meeting of stockholders. We obtain information concerning any possible related person transactions from our directors and executive officers through their responses to annual questionnaires. All responses identifying possible related person transactions are then compiled and presented to the Audit Committee. The Audit Committee applies the disclosure standards adopted by the SEC for related person transactions to determine, based on the particular facts and circumstances, whether any “related person” (as defined by the SEC) has a direct or indirect material interest in a transaction involving the company. If such a material interest exists and no exception from disclosure applies, we disclose the transaction in our proxy statement as required by the SEC’s rules.

Related Person Transactions

The Audit Committee reviewed all transactions since January 1, 2008 involving a “related person” identified in the annual questionnaire responses or otherwise known to the committee or the company and determined that none of the transactions was required to be disclosed as a related person transaction pursuant to the SEC’s rules.

Compensation Committee Interlocks and Insider Participation

Our executive compensation programs are administered by the Human Resources Committee of the board. The committee is currently composed of four independent, non-management directors, and no member of the committee has ever been an officer or employee of Continental or any of its subsidiaries. None of our executive officers has served as a member of any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time since January 1, 2008.

Report of the Audit Committee

The Audit Committee is comprised of four non-employee members of the board of directors (listed below). After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) Mr. McCorkindale, Mr. Munoz and Dr. Parker each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the board on its adequacy in light of applicable NYSE rules. In addition, the company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the company’s annual report on Form 10-K for the year ended December 31, 2008 (the “10-K”), the committee, among other matters:

•	reviewed and discussed the audited financial statements included in the 10-K with management and the company’s independent registered public accounting firm, referred to in this report as the “independent auditors”;

•	reviewed the overall scope and plans for the audit and the results of the examinations by the company’s independent auditors;

•	met with management periodically during the year to consider the adequacy of the company’s internal controls and the quality of its financial reporting and discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors;

•	discussed with the company’s senior management, independent auditors and internal auditors the process used for the company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the company’s accounting policies, (2) the written communications required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the committee concerning independence, and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the company’s internal auditors, recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the company by the independent auditors (discussed below under Proposal 3) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 3.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company’s financial statements.

The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained (1) appropriate accounting and financial reporting principles or policies, or (2) appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

Oscar Munoz, Chairman
Douglas H. McCorkindale
George G. C. Parker
Karen Hastie Williams

EXECUTIVE OFFICER BIOGRAPHICAL SUMMARIES

The following table sets forth information with respect to our current executive officers:

Name, Age and Position:	Term of Office and Business Experience:

LAWRENCE W. KELLNER, age 50 Chairman and Chief Executive Officer	Chairman and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003 — December 2004) and President (May 2001 — March 2003). Mr. Kellner joined the company in 1995. Director since May 2001. Director of Marriott International, Inc.

JEFFERY A. SMISEK, age 54 President and Chief Operating Officer	President and Chief Operating Officer since September 2008. President (December 2004 — September 2008) and Executive Vice President (March 2003 — December 2004). Mr. Smisek joined the company in 1995. Director since December 2004. Director of National Oilwell Varco, Inc.

JAMES E. COMPTON, age 53 Executive Vice President — Marketing	Executive Vice President — Marketing since August 2004. Senior Vice President — Marketing (March 2003 — August 2004). Mr. Compton joined the company in 1995.

MARK J. MORAN, age 53 Executive Vice President — Operations	Executive Vice President — Operations since August 2004. Senior Vice President — Technical Operations and Purchasing (September 2003 — August 2004). Mr. Moran joined the company in 1994.

ZANE C. ROWE, age 38 Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since September 2008. Senior Vice President — Network Strategy (September 2006 — August 2008); Vice President — Network Strategy (August 2005 — September 2006); and Vice President — Financial Planning and Analysis (September 2003 — August 2005). Mr. Rowe joined the company in 1993.

JENNIFER L. VOGEL, age 47 Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since September 2003. Ms. Vogel joined the company in 1995.

There is no family relationship between any of our executive officers. All officers are appointed by the board to serve until their resignation, death or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We, along with the other U.S. network carriers, again faced significant challenges in 2008. Although we were profitable in 2006 and 2007, the combination of weakening economic conditions, turmoil in the global capital markets, and highly volatile fuel prices has resulted in a difficult financial environment for U.S. network carriers and continues to hinder our ability to achieve and sustain profitability. These significant challenges facing our industry caused several smaller carriers to declare bankruptcy in 2008, most of which ceased passenger operations. We and many of our domestic network competitors reduced domestic capacity, increased fares and fees, reduced costs, and took other measures to address the challenges. As we look to 2009 and the uncertainty in the global capital markets, we may have difficulty obtaining financing on favorable terms for our debt obligations and capital commitments, particularly the acquisition of aircraft and spare engines.

In spite of these challenges, in 2008 we remained focused on our financial results, our product and our culture. We had the best EBITDAR (defined below) margin performance among our network peers and our pre-tax margin, length-of-haul adjusted revenue per available seat mile, and year-over-year stage length adjusted cost per available seat mile were among the best of our network peers. In March 2009, we again were rated the top airline on FORTUNE Magazine’s Annual Industry list of World’s Most Admired Companies, our sixth consecutive year to receive this honor. In the same survey, our management team was ranked among the top ten companies for management quality across all industries. We continue to focus on open and honest communications with our co-workers, and the preservation of good relations with our employees is a significant element of our business strategy.

A major component of our expense structure is labor and related costs. In 2005 and 2006 we reduced pay and benefit costs and streamlined work rules to save approximately $500 million annually and we provided enhanced incentive-based pay elements for substantially all of our employees. The reductions in base salary (by up to 25%) taken by our officers, the resulting reductions in potential payment amounts with respect to their annual incentive and long-term incentive plan awards, and the voluntary surrender of incentive awards by our officers set the tone for our company-wide wage and benefit reductions. These reductions and work rule changes provided the framework for a business plan that helped the company avoid bankruptcy, return to profitability in 2006 and 2007, grow our network and provide stability to respond to the challenges we are facing.

Providing variable incentive-based compensation elements to all of our workgroups allows us to maintain a competitive cost structure and reward all co-workers based on performance. As further described below, variable incentive-based compensation programs resulted in payouts of profit sharing to our broad-based employee groups totaling nearly $270 million in 2007 and 2008 based on 2006 and 2007 financial performance, and on-time incentives for those groups resulted in payouts of approximately $80 million since the beginning of 2005.

We were not profitable in 2008 and, accordingly, no profit sharing was paid to employees and no annual performance incentives were paid to the named executive officers. In addition, in recognition of the company’s difficult decision in 2008 to reduce capacity and eliminate positions, Messrs. Kellner and Smisek each voluntarily waived his base salary for the period of June 1, 2008 to December 31, 2008, as described below in “— Detailed Description of Pay Elements — Base Salaries.”

Philosophy

Against this backdrop, our executive compensation philosophy for 2008 continued to be defined by three main objectives: aligning executive incentives with stockholders’ and co-workers’ interests, retaining our management team, and linking pay to performance. We made difficult decisions to implement a business plan in 2005 that, through shared sacrifice, allowed us to grow, return to profitability in 2006 and 2007, and reward our co-workers through variable incentive-based compensation. These events continue to influence our compensation philosophy. We believe that keeping the interests of our executives aligned with the interests of our stockholders and our co-workers will be an important factor in achieving and sustaining profitability. We also believe that our experienced and well-regarded management team has been and continues to be critical to the company’s successful implementation of business strategies that led to our return to profitability in 2006 and 2007 and the ultimate preservation and growth of stockholder value. Accordingly, retention of senior executives is a key goal. Finally, we believe that pay for performance is a critical element in our executive compensation structure, and that both absolute and relative performance measures are appropriate. Our incentive programs are designed to drive performance by such measures. As described below, in order to advance these objectives, we have made structural changes in compensation packages over the last several years through significant reductions in the fixed components of executive pay and the implementation of an incentive compensation program focused on multi-year performance incentives that pay out based upon achievement of specified performance targets.

Aligned Interests.  We have structured executive and broad-based employee incentives to align the interests of our executives and co-workers with those of our stockholders and customers. The Human Resources Committee believes that such incentives play a significant part in Continental’s successful performance.

We align our executive compensation with the interests of our stockholders by linking our incentive compensation performance measures to key indicators of the company’s financial performance: our annual return on base invested capital (“ROBIC”); our long-term earnings before interest, income taxes, depreciation, amortization, aircraft rent, non-operating income (expense) and special items (“EBITDAR”) margin relative to our domestic network competitors; the size of our profit-sharing pool for broad-based workgroups; achieving positive net income; and maintaining specified cash balances. The restricted stock unit (“RSU”) program aligns management’s interests with our stockholders’ interests by placing the executives’ compensation “at risk” for any share price decline that occurs after the achievement of any performance target but before the relevant payment dates, which are spread over multi-year periods for retention purposes. The Profit Based RSUs, discussed below, also align our executives’ interests with the interests of our co-workers by linking executive incentive opportunities to the achievement of cumulative profit sharing pools for our broad base of employees under our Enhanced Profit Sharing Plan.

Broad-based employee incentive opportunities also are designed to further our objective of aligning the interests of our co-workers with those of our stockholders and customers. First, stock options granted to our broad co-worker group (excluding officers) in connection with the pay and benefit cost reductions discussed above had realized value upon exercise and unrealized gains of over $97 million based on the closing price of the company’s common stock on December 31, 2008. Pursuant to our Enhanced Profit Sharing Plan, co-workers receive incentives that also are aligned with the interests of our stockholders through payout opportunities based on our annual pre-tax profits. No annual incentives were paid to the named executive officers and no amounts were paid under the Enhanced Profit Sharing Plan for 2008 because the company did not report a profit for the year. Finally, the company maintains its long-standing broad-based on-time arrival incentive program (under which the company paid out $20 million for 2008 to eligible employees) and its perfect attendance program (under which the company gave away nine vehicles in 2008 in a drawing held for employees with six months of perfect attendance). These programs ensure a continued focus on operational performance that aligns co-worker performance with customer satisfaction, enhances our product, and drives financial performance.

Retention.  Continental is one of only two major domestic network carriers to avoid bankruptcy since 2001. Our experienced and skilled management team has played a significant role in our stability relative to our peers and our strong results in 2006 and 2007. We seek to retain our management team primarily by setting compensation at competitive levels, by spacing payouts over several years, and by requiring continued employment to receive those payouts.

We recognize the opportunities available to our senior executives from other companies within our industry as well as a broader range of general industry companies. Our strategy is to pay our officers competitively relative to companies of similar size and business complexity in general industry, while recognizing that our management team is well-regarded in the airline industry. Accordingly, the Human Resources Committee determined that it is appropriate to design programs that target total compensation for executives at the 50th percentile among the general industry group and at the 75th percentile of the airline industry, based on a benchmarking process discussed further below under “— Process — Compensation Benchmarking.”

Our long-term incentive program, discussed below, encourages retention by measuring performance over three-year performance periods and requires the continued employment of the participant through the performance period, with limited exceptions in the case of death, disability, retirement or certain involuntary termination events. Our Profit Based RSUs also measure performance over a three-year performance period and space payments over a three-year payment period following the achievement of any performance target, subject to achievement of a cash hurdle and the continued employment of the participant through the payment date, also with limited exceptions in the case of death, disability, retirement or certain involuntary termination events.

Pay for Performance.  Our incentive compensation programs are designed to measure and reward annual performance based on absolute performance targets and long-term performance based on both absolute and relative performance targets. Absolute performance targets provide the primary links between incentive compensation and the company’s business strategy and operational results. Relative performance targets provide balance to the absolute performance targets by indicating whether the company’s goals are sufficiently aggressive in comparison to the industry. Relative performance targets also provide flexibility to deal with unforeseen events and industry-wide challenges. In such circumstances, the company could fail to achieve its absolute performance targets, but the relative performance measures will reward a management team that is able to outperform its peer group in the face of an industry downturn. Similarly, even if the absolute performance goals are attained, the failure to achieve the relative performance goals can reduce the value of management’s incentive awards.

Prior to each new fiscal year, management prepares financial forecasts, an operating and capital expenditure budget, and the company’s Go Forward Plan, our business plan for the new year. Based on this planning process and the operating budget approved by the board of directors, management develops and proposes performance targets under the incentive compensation programs for the new fiscal year. These targets are then evaluated by the Human Resources Committee’s compensation consultant in light of compensation trends and its benchmarking analysis and presented to the Human Resources Committee who reviews and establishes the performance targets for each program. Each of the compensation programs, including the performance goals and financial performance hurdles, is described in further detail under “— Detailed Description of Pay Elements” below as well as in the discussion following the Summary Compensation Table. The absolute and relative pay for performance measures used in our incentive programs are as follows:

•	Annual Absolute Performance. Since 2004, the company’s ROBIC performance has been the measure used in our Annual Executive Bonus Program (referred to herein as the annual incentive program). The rationale for using this absolute performance measure is to recognize the capital-intensive nature of the airline industry and to ensure that Continental is achieving a sufficient return on its capital, thereby aligning this program with stockholders’ long-term interests. Before any payment is made for a fiscal year, even if a ROBIC performance goal is met, the annual incentive program also requires the achievement of a financial performance hurdle and a minimum specified year-end unrestricted cash, cash equivalent, and short-term investment balance (“cash balance”), which the Human Resources Committee recognizes are additional important absolute measures of the company’s financial performance and liquidity.

•	Long-term Relative and Absolute Performance. The company’s long-term incentive program consists of two components — the long-term incentive program (“LTIP”) and the RSU program (together, the “LTIP/RSU Program”). The LTIP measures the company’s EBITDAR margin over a three-year performance period relative to the EBITDAR margin of the designated peer group. No compensation is earned if the company does not achieve at least the industry average EBITDAR margin. The EBITDAR performance measure effectively adjusts for variations in lease versus debt financing decisions among carriers and is a widely accepted measure of financial performance in capital-intensive industries such as the airline industry. The company’s RSU program is designed to measure long-term absolute performance through Profit Based RSUs that require significant levels of profit sharing to be achieved for our co-workers as well as the achievement of a financial performance hurdle. Both the LTIP and the RSU programs also require absolute performance in the form of achieving a minimum specified cash balance before any payments can be made, regardless of the achievement of the other performance targets.

Process

Human Resources Committee.  The Human Resources Committee, which is comprised solely of independent directors, makes all decisions concerning the compensation of our named executive officers. In December

2008, the Human Resources Committee engaged Exequity LLP as its independent compensation consultant. Prior to that time, the Human Resources Committee relied on Mercer to assist it in developing and structuring the company’s executive compensation programs in light of the principal objectives of our compensation philosophy described above. The Human Resources Committee also has retained Cleary, Gottlieb, Steen & Hamilton LLP as its legal counsel for executive compensation matters. In designing particular programs, the Human Resources Committee also considers recent trends in executive compensation and the concerns expressed by investors on the topic of executive compensation. For additional information concerning the Human Resources Committee, including its authority and its compensation consultant conflict of interest guidelines, see “Corporate Governance — Standing Committees of the Board of Directors” above.

Use of Tally Sheets.  We prepare comprehensive executive compensation tally sheets covering each of the named executive officers and present them to the Human Resources Committee in advance of the meetings at which incentive compensation performance targets are set and incentive awards are considered and made. The Human Resources Committee uses these tally sheets as a valuable source of historical and projected data in its process of considering and granting incentive awards. The tally sheets detail the actual dollar value of compensation received for prior years, the proposed compensation for the current year, including the potential value of any awards being considered by the committee, as well as wealth accumulation analysis in the form of projected compensation values for potential separation scenarios under the employment agreements and upon a change in control of the company.

Compensation Benchmarking.  The Human Resources Committee believes that our competition for executive talent includes other airlines as well as a broader range of general industry companies. Consequently, in assessing our compensation levels and designing executive compensation programs, the Human Resources Committee compares Continental’s executive compensation levels to both an airline-only peer group as well as a database of large, non airline-specific U.S.-based companies, which for 2008 continued to be the “Mercer Large 150.” The database represents companies of similar size and scale as Continental so that the analysis compares executive compensation for positions with relatively similar levels of responsibility and complexity. The Mercer Large 150 has median revenue of $16.4 billion and median assets of $18.3 billion versus Continental’s annual revenue of $15.2 billion and assets of $12.7 billion as of December 31, 2008. Additional information concerning the Mercer Large 150 is attached as Appendix A to this proxy statement. Within the airline industry, the peer group for both pay and performance comparison consists of American Airlines, United Airlines, Delta Air Lines, Northwest Airlines (which merged with Delta Air Lines in 2008), US Airways, Alaska Airlines and Southwest Airlines. This peer group offers a broad comparison for determining appropriate pay and financial performance goals relative to the airline industry.

The Human Resources Committee annually evaluates the compensation of our CEO and our other named executive officers versus the compensation levels reported for the CEO and officers in equivalent positions for the peer group and the general industry group. The Mercer analysis reviewed by the Human Resources Committee prior to making awards for 2008 showed that total direct compensation for the company’s named executive officers was in line with the general industry group medians, other than the CEO position which fell below the 25th percentile, and was at approximately the 75th percentile of the airline peer group, again other than the CEO position which fell below the median. The Human Resources Committee believes that the current compensation levels are appropriate for retaining our named executive officers. The review of the benchmarking analysis and the core compensation philosophies are balanced with the interest of achieving the desired internal parity of compensation among the named executive officers, as described further below.

Evaluation of the CEO.  On an annual basis, the Human Resources Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation based on its evaluation. In connection with the annual CEO performance review, the Human Resources Committee asks each member of the Board to complete a questionnaire relating to the CEO’s prior year performance and the Human Resources Committee then meets privately with the CEO to discuss the results of the evaluation. The chair of the Human Resources Committee briefs the full Board in executive session, outside the presence of management, on the results of the CEO evaluation.

Timing of Stock Awards.  The company has not granted the named executive officers any stock options since 2003 and has not granted them any restricted stock since 2002. The company has no current plans to grant stock options or restricted stock to its officers. Under the terms of our equity compensation plans, stock option awards are priced based on the closing price of our common stock on the date of grant. The RSU awards generally are granted to the named executive officers at the time the Human Resources Committee establishes performance targets for the awards (at the committee’s regularly scheduled meeting in February of each year) and generally are granted to new officers in connection with their promotion.

Detailed Description of Pay Elements

Based on the philosophy described above, the Human Resources Committee has developed and implemented the pay elements and programs described below to establish an appropriate balance between fixed and “at risk” or variable compensation elements and between absolute and relative performance, and to develop performance measures that both drive stockholder value and correlate with the long-term success of the company. The Human Resources Committee believes that the “at risk” elements of compensation and the overall compensation provided to the named executives do not encourage the executives to take excessive risks.

Internal Parity of Executive Compensation.  Compensation levels are based on competitive considerations, individual performance over time, overall financial results and job duties and responsibilities. Accordingly, Mr. Kellner has the highest compensation among the named executive officers, followed by Mr. Smisek. As executive vice presidents with primary responsibility over one of the three major areas of our business (finance, marketing and operations), Messrs. Rowe, Compton, and Moran have the same compensation opportunities. Mr. Misner also had the same level of compensation prior to his retirement. Our Human Resources Committee has determined that it is appropriate to provide the same base salary and incentive compensation opportunities to each of our executive vice presidents and believes that this uniformity in compensation encourages their collaboration, support and team effort, and is consistent with the company’s Working Together philosophy.

The Human Resources Committee believes this philosophy is further promoted by internal pay parity. According to Exequity, Continental’s relationship between CEO pay and the pay of the remaining four named executive officers exhibits significantly more internal pay parity than is the case among airline peers or the general industry. Mr. Kellner’s compensation is 136% of Mr. Smisek’s compensation and is 185% of the average compensation of the four remaining named executive officers (including Mr. Smisek). This compares, for compensation reported in the 2008 proxies of the airline peer group, to 241% for the CEO versus the second named executive officer and 257% for the CEO versus the average of the four remaining named executive officers, and 246% and 317% respectively for the same comparisons in Exequity’s general industry group.

Base Salaries.  In recognition of the painful decision to reduce capacity and eliminate positions beginning in September 2008, Messrs. Kellner and Smisek each voluntarily waived his salary for the period June 1, 2008 through December 31, 2008, representing a waiver of $415,625 and $336,000 in compensation, respectively. Each of the named executive officers had earlier voluntarily agreed to base salary reductions of up to 25% beginning in early 2005 as part of the company’s 2005 wage and benefit reductions. The company implemented 2% salary increases for all employee work groups other than flight attendants in each of July 2007 and 2008 as contemplated by the 2005 company-wide reduction plan. In each case, Messrs. Kellner and Smisek voluntarily declined such salary adjustment. The Human Resources Committee approved the application of the 2007 and 2008 2% salary increases to Messrs. Misner, Compton, and Moran. Upon his promotion to executive vice president and chief financial officer, the committee set Mr. Rowe’s annual salary at the same level as the salary paid to each of Messrs. Compton and Moran, consistent with the philosophy discussed above.

In December 2008, the Human Resources Committee considered the company’s plans to implement merit pay increases effective January 1, 2009 for our non-collectively bargained work groups. The committee approved a 2.5% merit pay increase for each of the named executive officers effective January 1, 2009, consistent with the target percentage increases provided to our non-collectively bargained workgroups. The current salary levels of the named executive officers generally remain substantially below their salary levels prior to the 2005 base salary reductions. The base salary levels for each of the named executive officers effective as of January 1, 2009 are as follows: $730,313 for Mr. Kellner (23.1% below 2005 salary); $590,400 for Mr. Smisek (18% below 2005 salary);

and $383,908 for Messrs. Rowe, Compton, and Moran (14.7% below 2005 salary for Messrs. Compton and Moran). Mr. Rowe’s salary increased from its 2005 level following his promotion to executive vice president and chief financial officer.

Annual Incentive Program.  In recognition of the company’s decision in 2008 to reduce capacity and eliminate positions, Messrs. Kellner and Smisek each also voluntarily waived his right to any annual incentive for 2008 performance. The annual incentive program offers the executives incentive compensation opportunities depending on achievement of an absolute level of Continental’s capital efficiency, cash flow and financial results. The capital efficiency performance measure in the annual program is Continental’s return on base invested capital, or ROBIC. ROBIC is defined as annual EBITDAR divided by the total of property and equipment (less accumulated depreciation and amortization thereon and less purchase deposits on flight equipment) at year-end and 7.5 times annual aircraft rentals. The ROBIC goals are established annually by the Human Resources Committee with reference to the company’s annual budget and financial plan. The program sets the entry incentive opportunity at 50% and permits the Human Resources Committee to establish different levels of target and stretch incentive opportunity on an annual basis. The annual incentive program opportunities for 2008 for the named executive officers, between 50% (entry) and 150% (stretch), with a target of 125% of year-end base salary, were consistent with the opportunity levels provided for the last several years. However, target and stretch levels are reconsidered each year by the Human Resources Committee to confirm that the opportunities remain consistent with the committee’s overall compensation goals discussed above. The program requires the achievement of a minimum cash balance, which also is set annually by the Human Resources Committee. The cash balance was increased for 2008 and is set at a number in excess of the cash balance required under certain of the company’s financial covenants. Finally, the program requires that the company achieve a financial performance hurdle. This target also is set annually by the Human Resources Committee but consistently has been established to require that the company report positive net income for the year as set forth on the company’s regularly prepared and publicly available consolidated statement of operations prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). No incentive payments are made, regardless of ROBIC performance, unless the minimum cash balance and financial performance hurdle are also achieved. The targets for 2008 under the annual incentive program were as follows: ROBIC entry of 11.6%, target of 12.3% and stretch of 16.0%, a financial performance hurdle that required the company to report positive net income for 2008 as described above, and a minimum cash balance of $2.2 billion. For 2008, the company failed to achieve entry level ROBIC performance and the financial performance hurdle and therefore no payments were made under the annual incentive program. The entry, target and stretch incentive opportunities with respect to the 2008 awards under the annual incentive program are set forth in the 2008 Grants of Plan-Based Awards table below.

Long-Term Incentive Program.  The company’s long-term incentive compensation program consists of two components — the LTIP based primarily on relative performance and the RSU program based on absolute performance.

•	LTIP. The LTIP compares Continental’s EBITDAR margin for a three-year performance period against the average EBITDAR margin of the designated peer group (American Airlines, United Airlines, Delta Air Lines, which merged with Northwest Airlines in 2008, US Airways, Alaska Airlines and Southwest Airlines). EBITDAR margin equals cumulative EBITDAR for the performance period divided by cumulative revenues for such performance period. The LTIP also includes an absolute performance measure requiring that the company achieve a minimum cash balance at the end of the performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of relative EBITDAR margin performance. Unless otherwise specified by the Human Resources Committee prior to the beginning of a performance period, awards are automatic under the program for the named executive officers. Incentive opportunities are specified in the program as a percentage of the combination of base salary plus an assumed annual incentive that varies based on the level of the executive. Payment amounts are calculated based on the participant’s salary and position at the end of the performance period. Performance targets are established annually by the Human Resources Committee with respect to the three-year performance period commencing at the beginning of such year. Performance targets are set by the Human Resources Committee so that executives earn nothing for EBITDAR margin performance below the peer group average performance, below market-average incentives for average (“entry” level) relative performance, market-average incentives for performance at a specified level above the peer group average (“target” level), and above market-average incentives for superior (“stretch” level) relative EBITDAR margin performance.

The 2006 LTIP award, the payment of which is included as 2008 compensation in the Summary Compensation Table, had a performance period of January 1, 2006 through December 31, 2008. The performance targets applicable to the 2006 LTIP award were as follows: entry EBITDAR margin equal to the industry group average, target EBITDAR margin equal to entry plus 100 basis points, stretch EBITDAR margin equal to entry EBITDAR margin plus 200 basis points, and a minimum cash balance of $1.125 billion. The company’s EBITDAR margin performance for the 2006 LTIP award performance period exceeded the EBITDAR margin performance of the industry group by 142 basis points, thus achieving performance between the target and stretch levels. The entry, target and stretch incentive opportunities with respect to the 2008 LTIP award are set forth in the 2008 Grants of Plan-Based Awards table based on the named executive officers’ salary and position as of December 31, 2008, except with respect to Mr. Misner whose full award opportunity is shown based on his position and base salary as of his retirement date.

•	Profit Based RSUs. RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). Profit Based RSUs align management’s performance objectives with performance under our Enhanced Profit Sharing Plan, which provides incentives to the company’s broad employee group. The Profit Based RSUs can result in cash payments to participants following the achievement of a profit sharing-based performance target. The performance target requires that the company (i) reach target levels of cumulative profit sharing under our Enhanced Profit Sharing Plan during the performance period and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. To enhance retention and continue to focus executives’ attention on the creation of stockholder value, payments related to the achievement of a performance target generally will be made in annual one-third increments to participants who remain continuously employed through the payment date (with limited exceptions in the case of death, disability, retirement or certain involuntary termination events). Amounts paid will vary depending on stock price performance immediately preceding the payment date. The first payment is made in the March following the achievement of a performance target and the second and third payments are possible in March of each of the following two years. As an additional performance requirement, the company must have a minimum cash balance at the end of the fiscal year preceding the date that any payment is made. If the company does not achieve the minimum cash balance applicable to a payment date, the payment will be deferred to the next payment date (March 1st of the next year) following achievement of the required year-end cash balance, subject to a limit on the number of years payments may be carried forward. Payment amounts are calculated based on the number of RSUs subject to the award, the company’s stock price (based on the average closing price of the company’s common stock for the 20 trading days preceding the payment date), and the payment percentage set by the Human Resources Committee for achieving the applicable profit sharing-based performance target.

The Profit Based RSUs awarded for the performance period commencing April 1, 2006 and ending December 31, 2009 (the “2006 Profit Based RSUs”) have achieved the maximum or “stretch” level of performance and the first one-third increment was paid out in cash in March 2008 based on the average closing price of the company’s common stock for the 20 trading days preceding March 1, 2008, or $28.72 per share. The March 2008 payments to the named executive officers are set forth in the Stock Awards column of the Option Exercises and Stock Vested Table. The second one-third increment was paid out in cash in March 2009 based on the average closing price of the company’s common stock for the 20 trading days preceding March 1, 2009, or $12.32 per share. Each of these payments was made following achievement of the required year-end cash hurdle. In 2008, the Human Resources Committee awarded Profit Based RSUs with a performance period commencing January 1, 2008 and ending December 31, 2010 (the “2008 Profit Based RSUs”). Depending on the level of cumulative profit sharing achieved under our Enhanced Profit Sharing Plan, ranging from $100 million to $275 million, the payment percentage for these awards can range from 0% to 200% of the underlying 2008 Profit Based RSUs. Consistent with the 2008 awards under the annual incentive program, the financial performance hurdle applicable to the 2008 Profit

Based RSUs requires the company to achieve positive GAAP net income and the minimum cash balance applicable to such awards is $2.2 billion. The entry, target and stretch award opportunities are outlined in the 2008 Grants of Plan-Based Awards table. The number of RSUs subject to the 2008 Profit Based RSU awards is larger than the 2007 awards in light of the results of the benchmarking analysis, the company’s 2007 performance, concessions made by the officer group in 2007 in connection with employment agreement amendments made to comply with section 409A of the Internal Revenue Code (the “Code”), and the company’s lower stock price. The company did not achieve a profit in 2008 and, therefore, no performance target was achieved in 2008 with respect to the 2008 Profit Based RSUs. In addition, no target was achieved with respect to the Profit Based RSUs awarded for the performance period commencing January 1, 2007 and ending December 31, 2009 (the “2007 Profit Based RSUs”). In 2007, the company did achieve $158 million in profit sharing with respect to the 2007 Profit Based RSUs and this amount will be added to any profit sharing pool achieved for 2009 to determine whether a performance target is achieved with respect to the 2007 Profit Based RSUs.

•	Stock Based RSUs. The RSU program also includes provisions relating to awards that measure the absolute performance of Continental’s stock (“Stock Based RSUs”) during the relevant performance period. There are no outstanding awards of Stock Based RSUs and the Human Resources Committee does not anticipate awarding additional Stock Based RSUs, preferring the Profit Based RSUs described above for future awards.

Stock Options and Restricted Stock.  No stock options have been granted to the named executive officers since 2003. No restricted stock has been granted to the named executive officers since 2002.

Certain Other Programs.  Our named executive officers may participate in company-wide plans and programs, such as group health and welfare plans, the non-pilot 401(k) plan, and the employee stock purchase plan, that are offered to the broader employee group. These programs are consistent with similar plans offered by peer and general industry companies, and are important to the recruitment and retention of executive talent.

Incentive Plan 2000.  The company’s annual and long-term incentive compensation programs are adopted pursuant to the company’s stockholder-approved Incentive Plan 2000 (the “2000 Plan”). The 2000 Plan sets forth the general terms applicable to executive incentive compensation, including incentive awards, performance awards, stock options and restricted stock. The 2000 Plan expires in October 2009 and no further awards may be made under the 2000 Plan after this date, including annual incentive awards, LTIP awards, RSU awards, stock options and restricted stock. The company anticipates that the Human Resources Committee will adopt a new incentive plan, including the authorization to issue additional shares of common stock, and submit the plan for approval by the company’s stockholders at the company’s 2010 annual meeting of stockholders.

Perquisites.  We provide executives with certain perquisites similar in form and amount to those offered to executives at similar levels at companies within the airline industry and general industry groups. We believe that providing a portion of compensation to our executive officers in the form of perquisites, rather than in cash, enhances retention, results in a cost savings to Continental and strengthens our relationships with our executives. With respect to in-kind tax preparation services, the Human Resources Committee believes this is an important benefit to ensure that executives complete their tax preparation obligations in a timely and accurate manner. Flight benefits provide our executives and non-management directors the advantage of product familiarization and brand identification. The incremental cost to the company of providing flight benefits is minimal, while we believe the value of these benefits to the named executive officers is perceived by them to be high. Executive perquisites are discussed in the footnotes to the Summary Compensation Table.

SERP.  The company maintains supplemental executive retirement plans (“SERP”) for the named executive officers that provide an annual retirement benefit expressed as a percentage of the executives’ final average compensation. Since final average compensation is capped in the benefit formula applied under the company’s defined benefit pension plan, the SERP provides an opportunity for the named executive officers to earn supplemental retirement benefits. When combined with the benefit payable from the Continental Retirement Plan (“CARP”), the annual retirement benefit could range up to 75% of final average compensation for Messrs. Kellner and Smisek if they achieve 30 years (the capped amount) of SERP credited service or up to 65% of final average compensation for Messrs. Rowe, Compton, Moran, and Misner if they achieve 26 years (the capped amount) of SERP credited service. The Human Resources Committee believes that the SERP serves as an important and effective long-term retention incentive. The benefit formulas and the compensation limitations applicable to the SERP and the defined benefit pension plan are described below under “— Pension Benefits.”

Other Executive Compensation Matters

Outlined below is certain additional information with respect to the company’s compensation policies and practices.

Employment Agreements.  We have entered into employment agreements with each of our named executive officers. The Human Resources Committee approved a new employment agreement for Mr. Rowe in connection with his promotion to executive vice president and chief financial officer similar in form to the agreements with the other executive vice presidents. The committee also approved the retirement agreement between the company and Mr. Misner in connection with his retirement. For a discussion of the material terms of these agreements, please see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” below. The committee believes that employment agreements enhance the company’s ability to recruit and retain the best available talent and also define maximum termination-related liabilities.

Stock Ownership Guidelines.  The company’s board has adopted minimum stock ownership guidelines. For a discussion of the minimum ownership guidelines for our named executive officers, please see “Corporate Governance — Corporate Governance Guidelines — Minimum Stock Ownership” above. The board believes that continued stock ownership by executives and non-management directors helps tighten the alignment between the interests of board members, executives, and stockholders.

Trading Policy.  Our securities trading policy prohibits our officers and directors from trading in options, warrants, puts and calls or similar instruments on our securities and from engaging in short sales of our securities or transactions that are substantially equivalent to short sales.

Payments Upon Termination or Change in Control.  Our executives’ employment agreements and our existing compensation programs require us to make certain payments or provide certain benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. Rumors of consolidation have been prevalent in the airline industry over the last decade, and some consolidations have occurred, such as the merger of America West and US Airways and the recent merger of Delta and Northwest. Our Human Resources Committee periodically reviews these arrangements and believes that (i) compensation must be structured in a manner that defines risk to the executives related to a change in control and permits them to remain focused on our business before, during and after any such transaction and (ii) our highly regarded management team is a unique corporate asset and that change in control or termination protections (including the excise tax protection described in “— Tax Matters” below) enhance executive stability and, therefore, are in the best interests of the company and its stockholders. Through 2008, such protections continued to represent majority practice among large, publicly traded companies, especially those within consolidating industries. The Human Resources Committee believes that the company’s protections are generally consistent with those maintained by comparable organizations, and that such protections therefore represent part of a competitive overall compensation program for our executives. For a discussion of the potential payments to our named executive officers upon termination or change in control, please see “— Potential Payments Upon Termination or Change in Control” below.

Clawback Policy.  The annual incentive program provides that a participant must reimburse the company for the full amount of any annual incentive paid to such participant if the participant’s misconduct (as defined in the program) results in an error in the company’s financial information that has the effect of increasing the amount of such incentive payment.

Tax Matters.  In designing and implementing the programs applicable to executives, the Human Resources Committee considers the effects of applicable sections of the Code, including section 162(m), section 4999, and section 409A. Section 162(m) denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their three other most highly compensated executive officers (excluding the CFO) employed on the last day of a given year, unless their compensation is based on qualified performance criteria or certain other exceptions apply. To qualify for deductibility as performance-

based compensation, the performance criteria must be established within specified periods by a committee of independent directors and approved, as to their material terms, by that company’s stockholders. Continental’s executive compensation plans, including the annual incentive program, the LTIP/RSU Program, and its stock incentive plans, were designed to permit the grant of awards that could qualify as performance-based compensation under section 162(m). Certain awards have been made under the LTIP/RSU Program to address specific retention concerns with respect to certain executives that do not meet the requirements for an exemption as performance-based compensation. However, the Human Resources Committee considered the deductibility of payments related to such awards and concluded that, while not deductible, the awards serve the best interests of the company and its stockholders. Further, the Human Resources Committee may in the future approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate and in the company’s best interests. Although the federal income tax deduction for some amounts recorded as compensation by the company to certain executives may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by the company due to its significant net operating loss carry forwards.

Section 4999 of the Code imposes an excise tax on so-called “excess parachute payments” made to an executive in connection with a change in control as described in section 280G of the Code. In light of evolving best practices in executive compensation, the Human Resources Committee adopted a policy that the company will no longer provide reimbursement for such excise taxes to officers who did not, as of the date of the adoption of the policy, have a contractual right to such benefits. All of our named executive officers had a contractual right to such benefits prior to the date of the adoption of the policy. These benefits are discussed below under “— Payments Upon Termination or Change in Control — Change in Control — Reimbursement for Excise Taxes.” Although amounts paid to the named executive officers for this additional tax protection may not be deductible, there would be no impact to the company’s current federal income taxes due to our significant net operating loss carry forwards. The committee’s policy also eliminates tax gross-ups on perquisites provided to officers who did not, as of the date of the adoption of the policy, have a contractual right to such benefits. The committee’s policy retains the flexibility to offer such reimbursements in limited circumstances if the committee determines that providing such reimbursements is in the best interest of the company and its stockholders.

Section 409A of the Code changed the tax rules for most forms of nonqualified deferred compensation that were not earned and vested prior to 2005 and imposes additional taxes on non-exempt deferred compensation that does not comply with the requirements of section 409A of the Code. We amended all employment agreements with the named executive officers as well as all compensation programs to avoid the imposition of additional taxes and to comply with the provisions of section 409A. The employment agreements permit the company to postpone all or any portion of any payment that was not “grandfathered” or otherwise exempt from the provisions of section 409A to the extent required to comply with section 409A.

Report of the Human Resources Committee

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Based on such review and discussions with management, the Human Resources Committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,

Human Resources Committee

Charles A. Yamarone, Chairman
Kirbyjon H. Caldwell
Henry L. Meyer III
Ronald B. Woodard

Compensation of Executive Officers

The following table sets forth information concerning the compensation of our CEO, our chief financial officer, our three other most highly compensated executive officers in 2008, and our former chief financial officer who retired in 2008 (collectively referred to in this proxy statement as the “named executive officers”).

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)		($)	($)(3)	($)	($)(5)**	($)(6)	($)(7)	($)
Lawrence W. Kellner	2008	296,875	(2)	0	2,179,613	0	1,939,781 (2)	1,306,293	34,965	5,757,527
Chairman and Chief	2007	712,500		0	2,558,622	0	3,289,078	705,460	45,549	7,311,209
Executive Officer	2006	712,500		0	3,325,278	0	3,473,438	201,546	45,196	7,757,958

Zane C. Rowe*	2008	299,115		0	882,820	0	720,529	30,453	18,607	1,951,524
Executive Vice President
and Chief Financial Officer

Jeffery A. Smisek	2008	240,000	(2)	0	1,850,115	0	1,411,344 (2)	1,318,230	65,846	4,885,535
President and Chief	2007	576,000		0	2,518,893	0	2,475,576	748,098	75,200	6,393,767
Operating Officer	2006	576,000		0	2,294,963	0	2,613,600	290,744	53,761	5,829,068

James E. Compton	2008	370,872		0	1,470,826	0	720,529	545,420	54,264	3,161,911
Executive Vice President —	2007	363,300		0	2,244,125	0	1,317,101	317,631	42,034	4,284,191
Marketing	2006	360,000		0	1,409,821	0	1,350,000	249,722	45,030	3,414,573

Mark J. Moran	2008	370,872		0	1,470,826	0	720,529	365,949	56,741	2,984,917
Executive Vice President —	2007	363,300		0	2,295,225	3,030 (4)	1,317,101	211,606	62,000	4,252,262
Operations	2006	360,000		0	1,350,854	8,050 (4)	1,350,000	213,285	67,534	3,349,723

Jeffrey J. Misner*	2008	274,834		0	(1,200,934)	0	1,290,586	513,036	3,066,485	3,944,007
Executive Vice President and	2007	363,300		0	2,244,125	0	1,317,101	383,422	47,360	4,355,308
Chief Financial Officer —	2006	360,000		0	1,411,140	0	1,350,000	285,715	46,819	3,453,674
Retired

*	Mr. Rowe was promoted to Executive Vice President and Chief Financial Officer upon Mr. Misner’s retirement on August 31, 2008.

**	Compensation included in the Non-Equity Incentive Plan Compensation column is set forth below:

					Total
		Annual	Long-Term Incentive		Non-Equity
		Incentive	for Three Year Period		Incentive Plan
Name	Year	Program ($)	Ended 12/31 of Year ($)		Compensation ($)
Lawrence W. Kellner	2008	0	1,939,781		1,939,781
	2007	1,020,656	2,268,422		3,289,078
	2006	1,068,750	2,404,688		3,473,438

Zane C. Rowe	2008	0	720,529		720,529

Jeffery A. Smisek	2008	0	1,411,344		1,411,344
	2007	825,120	1,650,456		2,475,576
	2006	864,000	1,749,600		2,613,600

James E. Compton	2008	0	720,529		720,529
	2007	526,014	791,087		1,317,101
	2006	540,000	810,000		1,350,000

Mark J. Moran	2008	0	720,529		720,529
	2007	526,014	791,087		1,317,101
	2006	540,000	810,000		1,350,000

Jeffrey J. Misner	2008	0	1,290,586	(a)	1,290,586
	2007	526,014	791,087		1,317,101
	2006	540,000	810,000		1,350,000

(a)	The total long-term incentive for Mr. Misner includes prorated payment upon retirement of his outstanding LTIP awards for the three-year performance periods ending December 31, 2008, 2009, and 2010.

(1)	The 2007 and 2008 salary amounts reflect a 2% salary increase implemented in both July 2007 and July 2008 for all employee workgroups other than flight attendants. Messrs. Kellner and Smisek voluntarily declined each of these salary adjustments. Mr. Misner’s 2008 salary includes pay for unused vacation of $28,810 paid in connection with his retirement (see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Retired Chief Financial Officer” below).

(2)	In recognition of the company’s decision to reduce capacity and eliminate positions in 2008, Messrs. Kellner and Smisek each voluntarily waived his salary for the period June 1, 2008 through December 31, 2008, representing a waiver of $415,625 and $336,000 in compensation, respectively, and voluntarily withdrew from the annual incentive program for 2008.

(3)	The 2008 amounts represent the financial reporting expense recognized by the company for the following awards in accordance with SFAS 123R, not the amounts that were or may be realized by the executives: (i) the 2006 Profit Based RSUs accrued at the stretch level payout; (ii) the 2007 Profit Based RSUs accrued at the entry level payout; and (iii) the 2008 Profit Based RSUs accrued at the entry level payout. A negative amount is shown for Mr. Misner resulting from the surrender of his outstanding unvested 2006, 2007, and 2008 Profit Based RSUs pursuant to the terms of his retirement agreement (see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Retired Chief Financial Officer” below). The SFAS 123R expense shown in this column does not impact payments under our Enhanced Profit Sharing Plan because profit sharing payments are based on pre-tax net income calculated prior to any costs associated with incentive compensation for executives. Under SFAS 123R, we account for the Profit Based RSU awards as liability awards. Once it is probable that a performance target will be met, we measure the awards at fair value based on the then-current stock price. The related expense is recognized ratably over the required service period, which ends on each payment date, after adjustment for changes in the then-current market price of our common stock. For a discussion of the assumptions relating to the valuations for the 2006, 2007 and 2008 Profit Based RSUs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” and Note 9 to the consolidated financial statements included in Item 8 of the 2008 Form 10-K and Note 8 to the consolidated financial statements included in Item 8 of the company’s annual reports on Form 10-K for the years ended December 31, 2006 and 2007, respectively.

(4)	This represents the dollar amount of compensation cost recognized by the company, in accordance with SFAS 123R, with respect to Mr. Moran’s stock options through the vesting date. The value of the stock options is based on assumptions that are discussed in Note 9 to the consolidated financial statements included in Item 8 of the company’s annual report on Form 10-K for the year ended December 31, 2003.

(5)	The 2008 amounts represent payments with respect to LTIP awards for the three-year performance period ended December 31, 2008, which were paid in 2009 based on the company’s achievement of performance between the target and stretch levels. No amounts were earned in 2008 under the company’s annual incentive program. The amounts shown in this column do not impact payments under our Enhanced Profit Sharing Plan because profit sharing payments are based on pre-tax net income calculated prior to any costs associated with incentive compensation for executives.

(6)	This represents the difference in the present value of accumulated benefits determined as of December 31, 2008 and December 31, 2007 for both the CARP and SERP plans. The change in pension value reflects the impact of a variety of factors, including passage of time, change in assumptions, and change in the accrued benefit (which includes additional credited service, changes in final average compensation, and changes in the average Social Security wage base). The change in pension value for 2008 is larger than 2007 due to the impact of 2008 compensation and changes in the assumption used to calculate the present value of accumulated benefits as of December 31, 2008. For all of the named executive officers, 2008 compensation was in excess of at least one year that previously had been used in the final average compensation, so the average increased from December 31, 2007 to December 31, 2008. The discount rate and lump sum interest rate used in the calculations both decreased, which also resulted in an increase in the present value of accumulated benefits.

(7)	The All Other Compensation column consists of items not reported in the other columns of this table, and for each named executive officer includes perquisites and other personal benefits, term life insurance and tax reimbursements relating to flight benefits and term life insurance. Mr. Kellner’s 2008 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $16,968, financial planning and tax services, and reserved parking at Houston’s George Bush Intercontinental Airport (“IAH”). Mr. Rowe’s 2008 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $9,142, health club membership dues, and reserved parking at the company headquarters. Mr. Smisek’s 2008 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $13,739, a car benefit, financial planning and tax services, health club membership dues, a medical exam and reserved parking at the company’s headquarters and at IAH. Mr. Compton’s 2008 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $16,905, a car benefit, health club membership dues, and reserved parking at the company’s headquarters. Mr. Moran’s 2008 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $19,236, a car benefit, financial planning and tax services, health club membership dues, and reserved parking at the company’s headquarters. Mr. Misner’s 2008 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $16,212, a car benefit in the amount of $35,560, financial planning and tax services, and reserved parking at the company’s headquarters. Mr. Misner’s 2008 compensation also includes $2,997,000 in separation benefits paid at the time of his retirement (see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Retired Chief Financial Officer” below). With respect to the car benefit, we calculated the incremental cost to the company of the executive’s allocated percentage (as specified by the executive for tax purposes) of personal use of a company car based on the company’s actual lease payments or depreciation expense (in the case of purchased vehicles), loss on trade-in of purchased vehicles, insurance, tax, registration and other miscellaneous costs related to the use and maintenance of the automobile. Flight benefits allow the named executive officers and their family members and significant others effectively unlimited travel on Continental Airlines, Continental Micronesia, and Continental Express. Our calculation of the incremental cost to the company of providing flight benefits to the named executive officers includes incremental fuel, meal expense (by cabin), passenger liability insurance, war risk insurance and OnePass miles earned. The executives receive a tax reimbursement relating to flight benefits, calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits). In addition, the named executive officers have access to certain other travel-related benefits, such as access to our Presidents Club facilities for the executives and their immediate family members, complimentary car rentals provided by our travel partners, and flight benefits on certain airline partners.

2008 Grants of Plan-Based Awards

The following table sets forth information regarding awards granted in 2008 to our named executive officers under our annual incentive program and the LTIP/RSU Program, each of which has been implemented under our Incentive Plan 2000.

								All	All
								Other	Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(4)	(#)(4)	(#)(4)	(#)	(#)	($/Sh)	($)(5)
Lawrence W. Kellner	2/20/08(1)	0	0	0
	2/20/08(2)	1,202,344	1,603,125	2,404,688
	2/20/08(3)				60,000	90,000	120,000				2,687,400

Zane C. Rowe	2/20/08(1)	187,272	468,180	561,816
	2/20/08(2)	421,362	632,043	842,724
	2/21/08(3)				25,000	37,500	50,000				1,091,250

Jeffery A. Smisek	2/20/08(1)	0	0	0
	2/20/08(2)	907,200	1,166,400	1,749,600
	2/20/08(3)				42,000	63,000	84,000				1,881,180

James E. Compton	2/20/08(1)	187,272	468,180	561,816
	2/20/08(2)	421,362	632,043	842,724
	2/20/08(3)				32,500	48,750	65,000				1,455,675

Mark J. Moran	2/20/08(1)	187,272	468,180	561,816
	2/20/08(2)	421,362	632,043	842,724
	2/20/08(3)				32,500	48,750	65,000				1,455,675

Jeffrey J. Misner	2/20/08(1)	187,272	468,180	561,816
	2/20/08(2)	421,362	632,043	842,724
	2/20/08(3)				32,500	48,750	65,000				1,455,675

(1)	Annual incentive award for 2008 granted pursuant to the company’s annual incentive program. No amounts were earned or paid for these awards. Messrs. Kellner and Smisek voluntarily withdrew from the annual incentive program for 2008. The threshold, target and stretch values of the award surrendered by Mr. Kellner were $356,250, $890,625, and $1,068,750, respectively. The threshold, target and stretch values of the award surrendered by Mr. Smisek were $288,000, $720,000, and $864,000, respectively. Amounts disclosed are based on the salary and position of each named executive officer as of December 31, 2008, except with respect to Mr. Misner whose full award opportunity is shown as of his retirement date. Under the terms of the annual incentive program, Mr. Misner was not entitled to any annual incentive program payment, prorated or otherwise, because he was not employed by the company at year-end.

(2)	LTIP award for the three-year performance period January 1, 2008 through December 31, 2010 granted pursuant to the LTIP/RSU Program. Amounts disclosed are based on the salary and position of each named executive officer as of December 31, 2008, except with respect to Mr. Misner whose full-year award opportunity is shown as of his retirement date. Upon retirement, in accordance with the provisions of the LTIP/RSU Program, Mr. Misner received a payment for his outstanding LTIP awards granted in 2006, 2007 and 2008 based on the Human Resources Committee’s determination regarding the company’s actual performance under each of the awards as of his retirement date, prorated based on the number of days employed during each LTIP performance period. These amounts are included as 2008 compensation in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(3)	2008 Profit Based RSUs granted pursuant to the LTIP/RSU Program. Mr. Misner surrendered his 2008 Profit Based RSU award pursuant to the terms of his retirement agreement (see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Retired Chief Financial Officer” below).

(4)	The values in this column reflect share equivalents, not cash payout values.

(5)	Represents the grant date fair value of the 2008 Profit Based RSUs, calculated in accordance with SFAS 123R, not the amounts that were or may be realized by the executives with respect to these awards. Assumes the achievement of the target level of performance based on the closing price of our common stock on the date of grant, which was $29.86 per share for the awards granted on February 20, 2008 and $29.10 for the award to Mr. Rowe granted on February 21, 2008.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Agreement with Mr. Kellner.  We entered into an amended and restated employment agreement effective October 15, 2007 with Mr. Kellner relating to his service as an officer and director of the company. Pursuant to a letter agreement dated May 30, 2008, Mr. Kellner voluntarily waived his salary for the period June 1, 2008 through December 31, 2008, representing a waiver of $415,625 in salary, and voluntarily withdrew from the annual incentive program for 2008. The waiver did not otherwise affect any benefits or compensation due to Mr. Kellner. Mr. Kellner’s employment agreement is in effect until April 14, 2014, subject to automatic successive five-year extensions, but may be terminated at any time by either party, with or without cause. The agreement entitles him to an annual performance incentive and long-term incentive payment opportunities at a level not less than the highest participation level made available to other company executives. In addition, Mr. Kellner participates in a SERP that, when combined with the benefit payable from the CARP, provides an annual retirement benefit expressed as a percentage (that could range up to 75% depending on his final years of service credit (capped at 30 years)) of his final average compensation as defined in his employment agreement. He also is entitled to participate in the compensation and benefit plans available to all management employees, receive company-provided disability benefits and life insurance, flight benefits, certain tax indemnity payments (some of which may not be deductible by the company), use of a company provided automobile (which benefit Mr. Kellner has declined), and certain other fringe benefits. Mr. Kellner’s employment agreement also includes a two-year non-compete provision with the company following termination of his employment, except if such termination is by the company without Cause or upon his disability or by Mr. Kellner for Good Reason. The non-compete provision prohibits Mr. Kellner from serving in an executive, advisory or consulting capacity for any passenger air carrier in the U.S. or in any foreign country in which the company has an office, station or branch as of the date of Mr. Kellner’s termination of employment. In addition, if any payment or benefit is determined to be subject to an excise tax (including any such tax arising under section 4999 of the Code upon a change in control), Mr. Kellner is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. The benefits that the company is required to provide Mr. Kellner upon various termination scenarios, including upon a change in control of the company, and the definitions of “Good Reason” and “Cause” are discussed below under “— Potential Payments Upon Termination or Change in Control.”

Agreements with Other Named Executive Officers.  We also entered into amended and restated employment agreements effective October 15, 2007 with Messrs. Smisek, Compton, and Moran relating to their services as officers of the company. Pursuant to a letter agreement dated May 30, 2008, Mr. Smisek voluntarily waived his salary for the period June 1, 2008 through December 31, 2008, representing a waiver of $336,000 in salary, and voluntarily withdrew from the annual incentive program for 2008. The waiver did not otherwise affect any benefits or compensation due to Mr. Smisek. Effective as of September 1, 2008, we entered into a new employment agreement with Mr. Rowe in connection with his promotion to executive vice president and chief financial officer following the retirement of Mr. Misner. Mr. Rowe’s agreement is similar to the agreements with the other executive vice presidents. Each agreement is similar to that of Mr. Kellner’s, except as follows: the automatic extension after the base term of each agreement is for successive one year periods, and the SERP for Messrs. Rowe, Compton, and Moran, when combined with the CARP benefit, provides a maximum annual retirement benefit that could range up to 65% depending on his final years of service (capped at 26 years). In addition, under the agreements with Messrs. Rowe, Compton, and Moran, a more limited formula is used to calculate termination payments as further discussed below under “— Potential Payments Upon Termination or Change in Control.” On April 23, 2009, we entered into Confidentiality and Non-Competition Agreements with Messrs. Smisek, Rowe, Compton, and Moran that include an 18-month non-compete obligation following termination of the executive’s employment, except if such termination is by the company for a reason other than Cause (including a non-renewal of the employment agreement) or by the executive for Good Reason. The scope of the non-competition obligations are parallel to those applicable to Mr. Kellner as described above. To induce the officers to enter into the Confidentiality and Non-Competition Agreements, the company has agreed to pay $1,125,000 to Mr. Smisek and $750,000 to each of Messrs. Rowe, Compton, and Moran.

Agreements with Retired Chief Financial Officer.  Prior to his retirement, Mr. Misner and the company were parties to an employment agreement with terms similar to those described above for Messrs. Rowe, Compton, and Moran. In order to ensure an orderly management transition following Mr. Misner’s retirement, on May 13, 2008 we entered into an agreement with Mr. Misner setting forth the terms of his retirement. Pursuant to the terms of the retirement agreement, Mr. Misner agreed to a non-competition restriction for the 12-month period beginning on his retirement date and agreed to surrender all of his outstanding unvested Profit Based RSUs, consisting of the three separate grants made to him in 2006, 2007, and 2008. In addition to the non-competition restriction provided in his retirement agreement, under the terms of Mr. Misner’s employment agreement, he is prohibited for a period of two years following the retirement date from directly or indirectly soliciting or hiring any employee of the company to perform services for any other entity. In consideration for the non-competition restriction, the surrender of all his outstanding RSUs, and the waivers contained in his retirement agreement, the company paid Mr. Misner $2,997,000 on the date of his retirement. This payment was in addition to the benefits he was entitled to receive under his employment agreement. A retirement is treated as a termination by the executive without “Good Reason” under the employment agreements as described below under “— Potential Payments Upon Termination or Change in Control — Termination by the Executive without ‘Good Reason.’ ”

Annual Incentive Program

Annual performance incentive payment opportunities under the annual incentive program depend on achievement of an absolute level of Continental’s capital efficiency, cash flow and financial results. Under the program, the Human Resources Committee can establish different levels of target and stretch incentive opportunity on an annual basis. The capital efficiency performance measure is Continental’s ROBIC or return on base invested capital. The ROBIC goals are reviewed and new entry, target and stretch ROBIC goals are established annually by the committee. Under the program, the committee also may establish an annual financial performance hurdle, which for 2008 required positive GAAP net income. The program also requires a year-end minimum cash balance amount that is set by the committee each year. If either the financial performance hurdle or the minimum cash balance is not achieved, no payments are made, regardless of ROBIC performance.

For 2008, the company failed to achieve the entry ROBIC performance target and the financial performance hurdle. Therefore, no payment was made under the annual incentive program with respect to 2008 performance. The potential but unrealized value of the 2008 awards is included in the 2008 Grants of Plan-Based Awards table.

Long-Term Incentive Program

LTIP.  Payouts under the LTIP/RSU Program are based on Continental’s EBITDAR margin for a three-year performance period as compared against an industry group and the achievement of a minimum cash balance. For the performance period of January 1, 2006 through December 31, 2008, performance targets were set by the Human Resources Committee so that executives would earn (i) nothing for EBITDAR margin performance below peer group average performance, (ii) below market incentives for EBITDAR margin performance equal to peer group average performance, (iii) graduated payments up to market average incentives for above average EBITDAR margin performance, and (iv) graduated payments up to above market average incentives for superior EBITDAR margin performance. The LTIP awards also require a minimum cash balance at the end of the performance period set by the committee for each performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of relative EBITDAR margin performance. For the three-year LTIP performance period ending December 31, 2008, the company’s EBITDAR margin exceeded peer group average EBITDAR margin performance by 142 basis points, thus achieving a level of performance between the target and stretch award levels. The company also satisfied the minimum cash balance of $1.125 billion and the resulting payouts are included as 2008 compensation in the Summary Compensation Table’s Non-Equity Incentive Plan Compensation column.

Profit Based RSUs.  Profit Based RSUs require the achievement of profit sharing-based performance targets set by the Human Resources Committee at the time Profit Based RSU awards are granted. The performance targets require that the company (i) reach target levels based on the cumulative profit sharing pools for participants under the company’s Enhanced Profit Sharing Plan and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. Once a performance target has been met, the Profit Based RSU awards will pay out in cash in an amount equal to the number of RSUs awarded multiplied by the product of (i) the average closing price of the company’s common stock for the 20 trading days preceding the payment date and (ii) the target percentage set by the committee for the achievement of the target.

Payments with respect to achieving a performance target will be made in one-third increments. Under the program, if a target is achieved for a fiscal year, payments generally will be made on the first day of the 3rd month, 15th month and 27th month after the end of the year for which the target is met. Before a payment can be made, the company must satisfy the minimum cash balance set by the committee ($2.2 billion for the 2008 Profit Based RSUs). If the minimum cash balance is not met at the end of the fiscal year preceding any payment date, the payment will be deferred to the next year until the minimum cash balance is met (subject to a maximum number of deferrals). In addition, participants must remain continuously employed through the payment date to receive a payment, with limited exceptions in the case of death, disability, retirement and certain involuntary termination events. For the named executive officers, the financial reporting expense related to the Profit Based RSUs is included in the Summary Compensation Table’s Stock Awards column and the grant date fair value of the 2008 Profit Based RSUs is included in the 2008 Grants of Plan-Based Awards table.

Stock Based RSUs.  There are no Stock Based RSUs outstanding and the Human Resources Committee does not anticipate awarding additional Stock Based RSUs, preferring the Profit Based RSUs described above. However, the Summary Compensation Table’s Stock Awards column for 2006 and 2007 compensation includes the financial reporting expense recognized by the company in such years with respect to Stock Based RSUs granted in 2004 which vested on December 31, 2007. Two other Stock Based RSU awards were voluntarily surrendered by the executives in connection with 2005 pay and benefit reductions, and the 2006 Stock Awards column of the Summary Compensation Table includes a negative value, in accordance with SFAS 123R and SEC rules, for Stock Based RSUs for the performance period ending March 31, 2006. Stock Based RSUs vest during the performance period only if Continental’s common stock achieves the target price (based on a 20-day average closing price), and pay out only at the end of the performance period, in an amount in cash based on the average closing price of the company’s common stock for the 20 trading days immediately prior to the end of the performance period. There is no time element to vesting so achievement is entirely performance based; however, a participant must remain employed through the end of the performance period to receive payment, with limited exceptions for events such as death, disability, retirement and certain involuntary termination events.

Outstanding Equity Awards at Fiscal Year-End

None of the named executive officers held any stock options or restricted stock awards as of December 31, 2008. As described above in Compensation Discussion and Analysis, the Profit Based RSUs are designed to align management’s interests with our stockholders’ interests in a manner similar to stock option or restricted stock awards. Profit Based RSUs remain “at risk” for any share price decline that occurs before the relevant payment dates, which are spread over multi-year periods. Any payout amounts vary based on the company’s stock price performance. Profit Based RSUs are paid in cash and actual payout percentage levels vary based on the company’s achievement of profit sharing targets during the applicable performance period.

The following table sets forth information regarding unexercised stock options and unvested equity incentive plan awards for each named executive officer as of December 31, 2008.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
								Incentive	Market or
								Plan Awards:	Payout
			Equity					Number of	Value of
			Incentive Plan					Unearned	Unearned
			Awards;				Market	Shares,	Shares,
	Number of	Number of	Number of			Number of	Value of	Units or	Units or
	Securities	Securities	Securities			Shares or	Shares or	Other Rights	Other Rights
	Underlying	Underlying	Underlying			Units of	Units of	That	That
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	(#)(1)	($)(2)

Lawrence W. Kellner	0	0	0	—	—	0	0	315,000	5,090,400
Zane C. Rowe	0	0	0	—	—	0	0	130,000	2,100,800
Jeffery A. Smisek	0	0	0	—	—	0	0	278,250	4,496,520
James E. Compton	0	0	0	—	—	0	0	210,000	3,393,600
Mark J. Moran	0	0	0	—	—	0	0	210,000	3,393,600
Jeffrey J. Misner(3)	0	0	0	—	—	0	0	0	0

(1)	This includes (i) the remaining two-thirds of the 2006 Profit Based RSUs (at the maximum or stretch level of performance, which has been achieved), (ii) the 2007 Profit Based RSUs (assuming achievement of the threshold or entry level of performance) and (iii) the 2008 Profit Based RSUs (assuming achievement of the threshold or entry level of performance). During the three months ended March 31, 2009, we determined that it was no longer probable that we would achieve the threshold or entry level of performance for the 2008 Profit Based RSUs. Profit Based RSUs require the achievement of a profit sharing target level and a financial performance hurdle and require a minimum cash balance prior to each payment date. Profit Based RSUs also are subject to continued employment through the applicable payment date, subject to limited exceptions.

(2)	This reflects the value at December 31, 2008 of the awards listed in footnote (1) above at $16.16 per share (the average closing price of the company’s common stock for the 20 trading days preceding December 31, 2008).

(3)	Mr. Misner retired on August 31, 2008 and surrendered his unvested outstanding Profit Based RSUs pursuant to his retirement agreement described above.

Option Exercises and Stock Vested

No stock options have been granted to the named executive officers since 2003. Mr. Rowe is the only named executive officer who exercised any stock options during 2008. No restricted stock has been granted to the named executive officers since 2002 and none of the named executive officers held any shares of restricted stock during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)(1)	Vesting ($)(2)

Lawrence W. Kellner	0	0	112,500	3,231,000
Zane C. Rowe	625	6,388	45,000	1,292,400
Jeffery A. Smisek	0	0	95,625	2,746,350
James E. Compton	0	0	78,750	2,261,700
Mark J. Moran	0	0	78,750	2,261,700
Jeffrey J. Misner	0	0	78,750	2,261,700

(1)	This reflects the vesting of the first one-third of the 2006 Profit Based RSUs, which achieved the maximum or stretch level of performance and were paid out in March 2008.

(2)	This represents the value of the first one-third of the 2006 Profit Based RSUs at $28.72 per share (the average closing price of the company’s common stock for the 20 trading days preceding the March 2008 payment date).

Pension Benefits

The following table sets forth information as of December 31, 2008 for each named executive officer concerning the present value of his accumulated benefits under (i) the CARP and (ii) the SERP provided under his employment agreement.

				Payments
		Number of Years	Present Value of	During Last
	Plan	Credited Service	Accumulated Benefit	Fiscal Year
Name	Name	(#)(1)	($)(2)	($)

Lawrence W. Kellner	CARP	13.6	145,876	0
	SERP	24	5,656,950	0
Zane C. Rowe	CARP	15.5	80,548	0
	SERP	2.4	15,649	0
Jeffery A. Smisek	CARP	13.8	196,060	0
	SERP	24	6,507,027	0
James E. Compton	CARP	13.9	183,149	0
	SERP	14	2,073,902	0
Mark J. Moran	CARP	14.6	189,491	0
	SERP	8	1,027,123	0
Jeffrey J. Misner(3)	CARP	13.0	0	235,447
	SERP	13.8	1,373,351	837,362

(1)	Years of credited service recognized under the SERP differ from actual service with the company. Actual company service is shown with respect to the CARP.

(2)	The present value is based on the benefit accrued as of the measurement date and does not assume any future accrual of credited service or compensation increases. The assumptions used to calculate the present value of accumulated benefits under CARP and SERP, including those shown in the Summary Compensation Table, are set forth in the table below. These assumptions are primarily the same as those used for pension plan accounting under SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”) as of each measurement date with three exceptions: pre-retirement mortality, pre-retirement turnover, and the age at which participants are assumed to retire.

	Measurement Date
Assumption	12/31/2005	12/31/2006	12/31/2007	12/31/2008

Discount Rate — CARP & SERP	5.74%	5.98%	6.40%	6.16%
Lump Sum Interest Rate:
• CARP	5.24%	4.98%	6.25%	6.01%
• SERP	5.74%	5.98%	6.40%	6.16%
Lump Sum Election	100%	100%	100%	100%
Pre-retirement Turnover	None	None	None	None
Mortality Assumption:
• Pre-retirement	None	None	None	None
• Lump Sum	GAR 94 Unisex	GAR 94 Unisex	2008 IRS 417(e) Table	2009 IRS 417(e) Table
Assumed Retirement Age (earliest unreduced age):
• CARP	Age 65	Age 65	Age 65	Age 65
• SERP	Age 60	Age 60	Age 60	Age 60

(3)	Mr. Misner retired from Continental on August 31, 2008. The years of credited service shown for the CARP are through his retirement date and the payment of $235,447 represents the lump sum distribution of his entire benefit earned under this plan. The years of credited service shown for the SERP are through his retirement date. The payment of $837,362 is the portion of his benefit that was not subject to the six month delay required under section 409A of the Code.

CARP.  The CARP is a non-contributory, defined benefit pension plan in which substantially all of our non-pilot domestic employees (including the named executive officers) are entitled to participate. Continental also maintains the Continental Pilots Retirement Plan (“CPRP”) for its pilots, which is also a non-contributory defined benefit plan. Effective May 31, 2005, no additional benefit accruals occur under the CPRP for pilot employees. Instead, retirement benefits accruing in the future are provided through two pilot-only defined benefit contribution plans. The company maintains these retirement benefit plans because they represent an important part of the long-term financial security for our employees and enhance the financial value of continued employment with Continental. Continental contributed $102 million to its tax qualified defined benefit pension plans in 2008, satisfying its minimum funding requirements during calendar year 2008.

The CARP benefit is based on a formula that utilizes final average compensation and service while one is an eligible employee of the company. Compensation used to determine benefits is regular pay, which includes salary deferral elections under broad-based employee programs (such as the company’s 401(k) plan), but excludes bonuses, taxable income derived from group term life insurance, payments pursuant to profit sharing plans, and any form of non-cash or incentive compensation. A limit of $170,000 is applied to each year of compensation (lower limits applied to compensation earned prior to 2000). Final average compensation is based on five consecutive calendar years of the ten most recent calendar years of employment. The final average compensation used to calculate the December 31, 2008 CARP benefit present value for each named executive officer is $170,000.

The benefit under the CARP is calculated as (A) times (B), where:

(A) is 1.19% of final average compensation plus 0.45% of the final average compensation in excess of the participant’s average Social Security wage base; and

(B) is credited service, limited to 30 years.

Normal retirement under the CARP is age 65, but a participant is entitled to receive a reduced benefit after attaining either age 55 with 10 years of service or age 50 with 20 years of service. The early retirement benefit is the same as the normal retirement benefit, but actuarially reduced from age 65 to the early retirement age.

The CARP benefit can be received as a single life annuity or an actuarially equivalent contingent annuity with 50%, 66 2/3%, 75%, or 100% of the participant’s payments continuing for the life of the surviving spouse following the participant’s death, or as an actuarially equivalent lump sum. The lump sum payment option is not available if the participant terminates before being eligible for either normal or early retirement.

SERP.  The SERP benefits were granted in connection with each named executive officer’s employment agreement and will be offset by amounts paid or payable under the CARP. These benefits are not protected from bankruptcy, are subject to the rights of creditors of the company, and are not protected by the Pension Benefit Guaranty Corporation.

Payouts under the SERP are based on final average compensation and credited years of service. Under the SERP, final average compensation means the greater of a specified minimum amount or the average of the participant’s highest five years of compensation during their last ten calendar years with the company. For purposes of such calculation, compensation includes salary and cash bonuses but excludes certain stay bonus amounts, any termination payments, payments under the Officer Retention and Incentive Award Program (which has been terminated), proceeds from awards under any option or stock incentive plan and any cash awards paid under a long term incentive plan. The final average compensation used to calculate the December 31, 2008 SERP benefit present value is $1,449,631 for Mr. Kellner, $414,907 for Mr. Rowe, $1,284,709 for Mr. Smisek, $789,860 for Mr. Compton, and $743,297 for Mr. Moran. Mr. Misner’s final average compensation as of his August 31, 2008 retirement date was $764,999.

In order to provide the full year of credited service for the year in which their participation began, credited years of service recognized under the SERP began January 1, 1995 for Messrs. Kellner and Smisek, January 1, 2001 for Messrs. Compton and Misner, and January 1, 2004 for Mr. Moran. For Mr. Rowe, credited years of service under the SERP began September 6, 2006 upon his promotion to senior vice president of the company. Each of the named executive officers except for Mr. Rowe received additional credited years of service under the SERP for each actual year of service during a specific period of time as follows: from 2000 through 2004, two additional years for each year of service of Messrs. Kellner and Smisek; from 2001 through 2006, one additional year for each year of service of Messrs. Compton and Misner; from 2004 through 2006, one additional year for each year of service of Mr. Moran. This additional service credit was provided as a retention incentive. The portion of the Present Value of Accumulated Benefits attributable to years of service credited under the SERP that are in excess of actual years worked while participating in the SERP are as follows: $2,505,905 for Mr. Kellner, $2,842,239 for Mr. Smisek, $952,559 for Mr. Compton, $442,879 for Mr. Moran, and $554,726 for Mr. Misner. In addition, the portion of the benefit payment that Mr. Misner received during 2008 attributable to years of service credited under the SERP that are in excess of actual years of service worked while participating in the SERP was $472,934.

Credited service is limited to 30 years for Messrs. Kellner and Smisek and 26 years for Messrs. Rowe, Compton, Moran, and Misner in order to ensure that credited service would not exceed the reasonable lifetime service tenure for an executive at retirement age.

The benefit under the SERP is defined as a single life annuity, which is (a) times (b) minus (c), where:

(a) is 2.50% of final average compensation;

(b) is credited service; and

(c) is the benefit payable from the CARP.

Normal retirement under the SERP is age 60, but an officer is entitled to receive a reduced benefit upon the earlier of attaining age 55 or completing 10 years of actual service under the SERP. The benefit is payable as a lump sum, which is the actuarial equivalent of the single life annuity benefit payable at age 60.

The lump sum is calculated using the same mortality table that is used in the CARP (currently the 1994 Group Annuity Mortality Table defined under section 417(e) of the Code; beginning in 2009, it will be the IRS prescribed 417(e) table). It is also calculated using an interest rate that is the average of the Moody’s Aa Corporate Bond rate for the three month period ending on the last day of the second month preceding payment.

Potential Payments Upon Termination or Change in Control

Termination

As discussed above, we have entered into employment agreements with each of our named executive officers. These employment agreements and our existing compensation programs require us to make payments or provide benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. The payments and benefits provided to the named executive officers depend upon the circumstances of the termination. Assuming that the named executive officers’ employment had terminated on December 31, 2008, the information below describes the benefits that each named executive officer would receive under our existing plans and agreements as a result of such termination. At December 31, 2008, each named executive officer had earned payment for his LTIP award for the performance period ending December 31, 2008. The payment amounts of the LTIP awards are included in the Summary Compensation Table. These LTIP awards are not described further below except to the extent necessary to indicate the amount that would have been paid at December 31, 2008 in connection with a change in control. Mr. Misner retired from Continental on August 31, 2008 and payments to him in connection with his retirement are discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Retired Chief Financial Officer.” Except as specifically referenced, Mr. Misner is not included in this discussion or in references to “named executive officers” in this section.

Termination by the Company for “Cause.”  If we had terminated the named executive officers’ employment for “Cause” at December 31, 2008, we would provide each named executive officer with his accrued benefits through the date of termination under the SERP pursuant to his employment agreement. Upon a termination by the company for Cause, the lump sum SERP benefit payable to the named executive officers would have been $5,321,883 for Mr. Kellner (payable on July 1, 2009), $55,897 for Mr. Rowe (payable on November 1, 2030), $6,106,993 for Mr. Smisek (partially payable on January 1, 2009 with the remainder payable July 1, 2009), $3,025,484 for Mr. Compton (payable on December 1, 2015), and $1,516,417 for Mr. Moran (payable on February 1, 2016). Since the foregoing amounts represent what would have been payable if the triggering event had occurred on December 31, 2008, the amounts were calculated using the SERP’s actual actuarial equivalence interest rate that would apply to payments on January 1, 2009, rather than the SFAS 87 assumption. Similarly, the lump sums that would have been payable in 2009 were calculated using the actual mortality assumption under the SERP for payments in 2009; lump sums payable after 2009 were calculated using the long-term SFAS 87 assumption. The amounts payable to Messrs. Rowe, Compton, and Moran are estimates because the final assumptions that would apply to the calculation of their lump sum benefits will not be determinable until 2030, 2015 and 2016, respectively. In addition, each named executive officer is vested in his CARP benefit. As of December 31, 2008, none of the named executive officers was eligible to retire under CARP, so each would be entitled to a future annuity benefit from CARP that would commence when he reached age 55.

Upon a termination for Cause, the executive would retain continuing flight benefits and an associated tax reimbursement for these benefits. The flight benefits allow the named executive officers and their family members and significant others effectively unlimited lifetime travel on Continental Airlines, Continental Micronesia, and Continental Express. The executives, their spouses, and children also would retain access to our Presidents Club facilities and the executives (other than Mr. Rowe) retain flight benefits on certain airline partners. The spouse and children of each named executive officer have certain continuing flight benefits following his death, as further described below under “— Death or Disability.” As of December 31, 2008, we estimate the present value of the incremental cost to the company to provide flight benefits to be $70,779 for Mr. Kellner, $57,786 for Mr. Rowe, $66,985 for Mr. Smisek, $57,008 for Mr. Compton, $87,366 for Mr. Moran, and $47,678 for Mr. Misner. We estimate the present value of the tax reimbursement to be $234,008 for Mr. Kellner, $208,187 for Mr. Rowe, $194,625 for Mr. Smisek, $198,369 for Mr. Compton, $316,829 for Mr. Moran, and $154,716 for Mr. Misner. The present value of the flight benefits was calculated using a discount rate of 6.16% and mortality assumptions based on the RP 2000 table with Projected Mortality Improvements to 2015 (sex distinct) with no collar adjustments. These assumptions are the same as those used for our pension plan accounting under SFAS 87 as of December 31, 2008. Other assumptions include that the lifetime average annual usage and tax reimbursements are equal to actual average annual usage and average annual tax reimbursement amounts in prior years, and that the annual incremental cost to the company is the same as the average of the incremental cost incurred by the company to provide flight benefits to the executive in 2006 through 2008. Our calculation of incremental cost to the company of providing flight benefits includes incremental fuel, meal expense (by cabin), passenger liability insurance, war risk insurance and OnePass miles earned. The tax reimbursement relating to the flight benefits is calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits).

The named executive officers (and their eligible dependents) also would have access to continued coverage in health/welfare/life insurance programs on terms equivalent to those generally available to active employees of Continental for the remainder of the executive’s lifetime. As of December 31, 2008, we estimate the present value of the health/welfare/life insurance benefits to be $572,998 for Mr. Kellner, $745,447 for Mr. Rowe, $434,678 for Mr. Smisek, $585,978 for Mr. Compton, $463,165 for Mr. Moran, and $452,479 for Mr. Misner. These present values were calculated using the assumptions reflected in the SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” discussed in Note 11 to the consolidated financial statements included in Item 8 of the 2008 Form 10-K for the broader employee group, including the mortality assumption and a discount rate of 6.03%. In addition, the following assumptions were reflected in the health/welfare continued coverage provided to the named executive officers: medical and prescription drug trends were expanded for periods beyond age 65, dependent children were included and assumed to lose eligibility for coverage at age 23, and coordination with Medicare was assumed to begin at age 65 for medical (with no offset for Medicare Part D).

Under the terms of the employment agreements, the company is generally deemed to have “Cause” to terminate a named executive officer if he engages in any of a list of specified activities, including, with respect to Mr. Kellner, willful gross negligence, willful gross misconduct, or felony conviction; with respect to Mr. Smisek, willful gross negligence, willful gross misconduct, felony conviction, fraud, or a material breach of a material obligation under the employment agreement; and, with respect to Messrs. Rowe, Compton, and Moran, gross negligence, willful misconduct, felony conviction, fraud, or a material breach of a material obligation under the employment agreement. If a termination for “Cause” is due to the executive’s misconduct (as defined in the annual incentive program) that resulted in an error in the company’s financial information that had the effect of increasing the amount of the executive’s annual incentive payment, his entire annual incentive is subject to recovery by the company.

Termination by the Executive without “Good Reason.”  If any of our named executive officers had resigned his employment without “Good Reason” at December 31, 2008, we would provide him with the same benefits described above, as if we had terminated his employment for Cause. The named executive officers also would receive parking at IAH airport (two such parking spaces are provided for Messrs. Kellner and Smisek and one space is provided for Messrs. Rowe, Compton, and Moran) for as long as they reside in Houston, Texas, with an annual cost of approximately $500 for each parking space. In addition, with respect to Messrs. Rowe, Compton, and Moran, we would provide each of them with the company automobile that he was using at the time his employment terminated. Mr. Misner previously surrendered his right to the company automobile upon termination. Mr. Rowe currently has waived his right to a company provided automobile. At December 31, 2008, the company automobiles provided to Messrs. Compton and Moran had a lease buyout option and a carrying value of $51,608 and $78,897, respectively.

Under the employment agreements, retirement is treated as a termination by the executive without Good Reason for purposes of determining termination benefits. At December 31, 2008, none of the named executive officers was eligible to retire under CARP, which is the eligibility measure under the company’s executive benefit plans and programs.

Under the terms of the employment agreements, a named executive officer generally is permitted to terminate his employment for “Good Reason” upon the occurrence of any of the following: (a) a material diminution in his authority, duties or responsibilities from those associated with his position as set forth in this proxy statement (including with respect to Mr. Kellner his position as Chairman of the board of directors and with respect to Mr. Smisek his position as a member of the board); (b) a material change in the location where he must perform services, which includes requiring him to be based anywhere more than 50 miles outside the city limits of Houston, Texas; (c) a material diminution in his base salary; or (d) a material breach by the company of the terms of his employment agreement. For purposes of this disclosure, a termination without Good Reason includes the executive’s providing the company with notice of non-renewal of his employment agreement.

Termination by the Company without “Cause”; Termination by the Executive for “Good Reason”; or Company Non-renewal.  If, as of December 31, 2008, we had terminated any of the named executive officer’s employment without Cause, or the executive had terminated his employment for Good Reason, or we had notified the executive that we would not renew his employment agreement, we would provide him with the same benefits described above, as if he had resigned his employment without Good Reason. Each named executive officer also would receive additional service credit under his SERP (three years, subject to the overall limit on years of service credit) that would increase the lump sum SERP benefit amounts (see “— Termination by the Company for ‘Cause’’’ above) by $679,165 for Mr. Kellner, $364,980 for Mr. Rowe, $800,789 for Mr. Smisek, $694,814 for Mr. Compton, and $653,854 for Mr. Moran. In addition, we would pay him a lump-sum cash severance payment (the “Termination Payment”), which, if the termination had occurred on December 31, 2008, would have equaled $5,343,750 for Mr. Kellner, $4,320,000 for Mr. Smisek, and $1,685,448 for each of Messrs. Rowe, Compton, and Moran. With respect to Messrs. Kellner and Smisek, the Termination Payment represents three times the sum of (a) his annual base salary and (b) an amount equal to 150% of his base salary. With respect to Messrs. Rowe, Compton, and Moran, the Termination Payment represents two times the sum of (a) his annual base salary and (b) an amount equal to 125% of his base salary, unless the termination occurs within two years following a change in control (in which case the Termination Payment equals three times that sum). In addition, we would provide each executive with outplacement services for 12 months (valued at $25,000). As set forth in the Summary Compensation Table, the 2008 Grants of Plan-Based Awards table, the Outstanding Equity Awards at Fiscal Year End table and the narrative disclosures thereto, each of the named executive officers hold outstanding Profit Based RSUs and LTIP awards, in each case under our LTIP/RSU Program. Each executive’s outstanding Profit Based RSUs and LTIP awards would be treated in the same manner as if his employment terminated due to his death or disability, as described below.

Death or Disability.  If any of the named executive officer’s employment had terminated due to his death or disability on December 31, 2008, we would provide him (or his estate) with flight benefits, continuation coverage in health and welfare benefit programs (in the case of disability only) and, with respect to Messrs. Compton and Moran, their company automobile. The employment agreements for Messrs. Kellner and Smisek provide an additional disability benefit equal to and in lieu of the Termination Payment if the executive qualifies for disability under a long-term disability plan maintained by the company and those benefits cease before he reaches age 65. This additional disability benefit (plus interest from the date such disability benefits cease under such long-term disability plan) is payable at age 65.

In connection with employment agreement amendments made to comply with section 409A of the Code, the executives agreed to limit unused flight benefit accruals effective December 31, 2007. Messrs. Kellner and Smisek were permitted to retain their then grandfathered outstanding travel limit and tax gross-up balances. The surviving spouse and children of Messrs. Kellner and Smisek can use any remaining travel and tax gross-up balances for an unlimited period. Messrs. Misner, Compton, and Moran were permitted to retain a grandfathered travel limit of $100,000 and their grandfathered tax gross-up balances and were provided a survivor benefit entitling the executives’ surviving spouse and children to a limited annual travel benefit of $15,000 for a period of ten years. Mr. Rowe’s agreement does not include a grandfathered travel limit but does permit his surviving spouse and children to use his remaining tax gross-up balance and provides them with the same survivor benefit as the other executive vice presidents. The flight benefit limits are subject to certain adjustments related to changes in fare calculations.

Upon a termination for disability, the executive would receive the SERP benefit (including additional service credit of three years, subject to the overall limit on years of service credit), described and quantified above. If the executive’s employment had terminated due to his death on December 31, 2008, the lump sum SERP benefit payable on January 1, 2009 to the named executive officer’s surviving spouse would have been $2,929,006 for Mr. Kellner, $47,387 for Mr. Rowe, $3,217,278 for Mr. Smisek, $1,256,664 for Mr. Compton, and $651,677 for Mr. Moran. The lump sum SERP benefit payable to the surviving spouse upon the death of the named executive officer is the present value of the hypothetical benefit that would be payable if the named executive officer had terminated employment on the date of death and was credited with an additional three years of SERP service, survived until age 60, been entitled to and elected a contingent annuitant option with 50% of the benefit continuing to his surviving spouse at his death, and died the day after benefits commenced. In addition, the surviving spouse of each named executive officer would be entitled to a future annuity benefit from CARP. Upon the named executive officer’s death, we also would provide the executive’s beneficiary with the proceeds of a third-party term life insurance policy maintained by the company in an amount equal to, in the case of Messrs. Kellner and Smisek, the Termination Payment described above, and in the case of Messrs. Rowe, Compton, and Moran, three times the sum of (a) his annual base salary and (b) an amount equal to 125% of his base salary.

Under the terms of the employment agreements, if any of the named executive officers had died or become disabled on December 31, 2008, we would be required to pay him (or his estate) with respect to the Profit Based RSUs when other participants receive payments as if he had remained employed through the applicable payment dates. However, if a change in control occurs after the executive’s death or disability and prior to any such payment date, then the payment would be made promptly upon the occurrence of the change in control. The first and second payments for the 2006 Profit Based RSUs were made in March 2008 and March 2009, respectively. The final one-third is payable in March 2010, subject to achievement of the year-end cash hurdle. The payment amount will be calculated based on the average closing price per share of our common stock for the 20 trading days preceding the payment date. Absent a change in control, the earliest potential payment date for the 2007 and 2008 Profit Based RSUs is March 2010 because no profit sharing pool target had been achieved for either of these awards as of December 31, 2008. If the performance targets are subsequently achieved, the payment amount will be calculated based on the average closing price per share of our common stock for the 20 trading days preceding each payment date. See the Outstanding Equity Awards at Fiscal Year-End table, including the footnotes thereto, for the December 31, 2008 values of the outstanding Profit Based RSUs.

Under the terms of the employment agreements, upon death or disability, each named executive officer (or his estate) is entitled to receive payment with respect to his LTIP awards based on actual, final performance when and if other participants receive their payments as if he had remained employed through the end of the performance period. However, if a change in control occurs after the executive’s death or disability and prior to the end of a performance period, then the payment would be made promptly upon the occurrence of the change in control. At December 31, 2008, each of the named executive officers held outstanding LTIP awards with performance periods ending December 31, 2009 and December 31, 2010. See the 2008 Grants of Plan-Based Awards table for the threshold, target and maximum values of each named executive officer’s LTIP award for the performance period ending December 31, 2010. As of December 31, 2008, the potential payout amounts with respect to the LTIP award for the performance period ending December 31, 2009 are the same as the potential payout amounts with respect to the LTIP award for the performance period ending December 31, 2010 set forth in the 2008 Grants of Plan-Based Awards table.

Post-Termination Obligations.  Pursuant to the employment agreements of Messrs. Rowe, Smisek, Compton, and Moran, all termination payments and obligations of the company are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against the company, other than certain claims arising following termination, related to post-termination obligations under the employment agreement, or obligations under certain benefit programs.

The employment agreements of Messrs. Rowe, Smisek, Compton, and Moran also include certain additional post-termination obligations that the company may enforce through injunctive relief and other legal remedies. These include confidentiality obligations and a two year restriction from soliciting any employee of the company. In addition, each of the named executive officers is subject to non-compete obligations following termination of the executive’s employment, except if such termination is by the company for a reason other than Cause (including, in the case of Messrs. Rowe, Smisek, Compton, and Moran, a non-renewal of his employment agreement) or, in the case of Mr. Kellner, upon his disability, or if such termination is by the executive for Good Reason. The non-compete obligations extend for a period of 24 months in the case of Mr. Kellner and 18 months in the case of Messrs. Rowe, Smisek, Compton, and Moran. Please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for further information regarding the confidentiality and non-competition obligations of the named executive officers.

Change in Control

The information below describes the compensation implications to each named executive officer, other than Mr. Misner who retired on August 31, 2008, assuming that a change in control of Continental had occurred on December 31, 2008 and his employment was terminated on that date. Upon a change in control, payments to each of the named executive officers remain conditioned on continued employment through the end of the applicable performance period, with limited exceptions in the case of death, disability, retirement eligibility or actual retirement, or if the named executive officer suffers a “Qualifying Event.” This requirement is commonly referred to as a “double trigger.” Under the terms of the company’s compensation programs, a “Qualifying Event” includes events that are similar to termination by the company without Cause, those which would permit the named executive officer to terminate his employment for Good Reason, and the company’s non-renewal of the named executive officer’s employment agreement.

Upon a termination in connection with a change in control, each named executive officer would be entitled to the same benefits that would have been provided to him on a termination of employment for similar reasons in the absence of a change in control, with the following modifications.

Compensation Programs.  Under the ROBIC annual incentive program, the maximum stretch performance level is deemed achieved for the fiscal year in which the change in control occurs. For each of the named executive officers these amounts are set forth in the 2008 Grants of Plan-Based Awards table under Estimated Future Payouts Under Non-Equity Incentive Plan Awards column for the “Maximum” payout level. Under our LTIP/RSU Program, LTIP awards are deemed satisfied at the maximum stretch performance level on the date of the change in control. In addition to the amounts included in the Summary Compensation Table, the named executive officers would have received the following additional amounts under the LTIP awards for the performance period ending December 31, 2008: $464,907 for Mr. Kellner, $338,256 for Mr. Smisek, and $122,195 each for Messrs. Rowe, Compton, and Moran. The maximum payout amounts for the LTIP performance periods ending December 31, 2009 and December 31, 2010 are the same, and such payout amounts are disclosed in the 2008 Grants of Plan-Based

Awards table above. With respect to the Profit Based RSUs, the Human Resources Committee establishes a performance target at the time the award is granted that is deemed satisfied upon a change in control (unless a higher level has already been achieved in a prior year). In the case of the 2006 Profit Based RSUs, the maximum payment percentage was achieved in 2007. For the 2007 and 2008 Profit Based RSUs, the change in control payment percentage was specified at the target performance level. In addition, the Profit Based RSUs minimum cash balance requirement is deemed satisfied upon a change in control. Following a change in control, payments under all outstanding RSUs would be based on the average closing price per share of our common stock for the 20 trading days prior to the date of the change in control. In addition to the amounts included in the Outstanding Equity Awards at Fiscal Year-End table above, the named executive officers would have received the following additional amounts, representing the difference in value at December 31, 2008 between the entry level and target level of performance, with respect to the 2007 and 2008 Profit Based RSUs: $727,200 for Mr. Kellner, $323,300 for Mr. Rowe, $702,960 for Mr. Smisek, and $424,200 each for Messrs. Compton, and Moran. If the named executive died, became disabled, retired, or suffered a Qualifying Event on December 31, 2008 coincident with a change in control on such date, then the full amount of payments with respect to outstanding LTIP and Profit Based RSU awards would be accelerated to such date (except that upon a retirement, only a prorated payment would be made with respect to outstanding LTIP awards). None of the named executive officers was eligible to retire on December 31, 2008.

Termination Payment.  If any of Messrs. Rowe, Compton, or Moran had terminated his employment on December 31, 2008 for Good Reason or had his employment been terminated by the company without Cause in connection with a change in control, he would have received an increase of $842,724 to the Termination Payment otherwise payable to him upon such a termination event in the absence of a change in control.

Reimbursement for Excise Taxes.  Section 4999 of the Code imposes an excise tax on so-called “excess parachute payments” made to an executive in connection with a change in control as described in section 280G of the Code. If benefits to be provided to a named executive officer in connection with a change in control would subject him to such excise tax, we have agreed to reimburse or “gross-up” each named executive officer for the incremental tax cost of the benefits. This gross-up obligation applies regardless of whether the named executive officer’s employment with us terminates or continues in connection with the change in control. If the named executive officers suffered a Qualifying Event in connection with a change in control on December 31, 2008, we estimate the amount of the reimbursement for taxes payable to be $5,631,875 for Mr. Kellner, $3,009,617 for Mr. Rowe, $4,728,047 for Mr. Smisek, $3,196,411 for Mr. Compton, and $3,233,976 for Mr. Moran. However, certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control. Accordingly, the values shown above may be larger than amounts that would actually be paid.

In light of evolving best practices in executive compensation, the Human Resources Committee adopted a policy that the company will no longer provide excise tax reimbursement to officers who did not, as of the date of the adoption of the policy, have a contractual right to such benefits. All of our named executive officers had a contractual right to such benefits prior to the date of the adoption of the policy. See also “Compensation Discussion and Analysis — Other Executive Compensation Matters — Tax Matters” above.

Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans as of December 31, 2008.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise	Exercise Price	Under Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	2,412,423	$23.63	1,144,238	(1)
Equity compensation plans not approved by security holders(2)	5,559,928	13.62	1,218,615

Total	7,972,351	$16.65	2,362,853	(1)

(1)	The number of securities remaining available for future issuance under our equity compensation plans includes 11,975 shares under restricted stock provisions and 178,952 shares under our employee stock purchase plan. In January 2009, the remaining shares available for issuance under our employee stock purchase plan were issued to participants at a weighted-average price of $14.96 per share; therefore, no shares remained available for purchase. In connection with this proxy statement and the company’s 2009 annual meeting, stockholders are being asked to consider and vote on a proposal to make an additional 3,500,000 shares available for purchase by employees pursuant to the employee stock purchase plan (see “Proposal 2” below).

(2)	During the first quarter of 2005, we adopted the 2005 Broad Based Employee Stock Option Plan and the 2005 Pilot Supplemental Option Plan, as a commitment to our employees that their wage and benefits cost reduction contributions represent an investment in their future. We did not seek stockholder approval to adopt these plans because the Audit Committee of our board determined that the delay necessary in obtaining such approval would seriously jeopardize our financial viability. The NYSE accepted our reliance on this exception to its shareholder approval policy. A total of 10 million shares of common stock may be issued under these plans; however, no further shares may be granted without stockholder approval. As of December 31, 2008, approximately 8.8 million options, net of 0.9 million shares cancelled, with a weighted average exercise price of $13.10 per share had been issued to eligible employees under these plans in connection with pay and benefit reductions and work rule changes with respect to those employees. The options are exercisable in three equal installments and have terms ranging from six to eight years.

PROPOSAL 1:

ELECTION OF DIRECTORS

Introduction

It is the intention of Larry Kellner, Jennifer Vogel and Lori Gobillot, the persons named as proxies in the form of proxy card, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the meeting. If any of our director nominees receives more “withhold” votes than votes “for” his or her re-election, our board (or a committee designated by our board) will be required, in accordance with our director resignation policy, to consider whether to accept the director’s previously tendered conditional resignation. For further discussion of this policy, please see “Corporate Governance — Corporate Governance Guidelines — Director Resignation Policy” above.

If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified, or until earlier resignation, removal or death. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board.

Our board currently consists of ten persons.  As Dr. Parker has reached the retirement age set forth in our Corporate Governance Guidelines and is not standing for re-election as a director, the board has decreased the number of directors constituting the board of directors from ten to nine members effective June 10, 2009. The Corporate Governance Committee of the board has recommended to our board, and our board has unanimously nominated, nine individuals for election as directors at our annual meeting. Each of the director nominees is currently one of our directors. Stockholder nominations will not be accepted for filling board seats at the meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

Director Biographical Summaries

Nominees for Director.  The following table shows, with respect to each nominee, (i) the nominee’s name and age, (ii) the period for which the nominee has served as a director, (iii) all positions and offices with the company currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) certain other directorships held by the nominee and (v) the standing committees of the board of which he or she is a member.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

KIRBYJON H. CALDWELL, age 55 (Corporate Governance Committee, Human Resources Committee)	Director since May 1999. Senior Pastor of The Windsor Village-United Methodist Church, Houston, Texas for more than twenty years. Director of Baylor College of Medicine, Bridgeway Mutual Funds and Reliant Energy Inc., and advisory director of Amegy Bank National Association.

LAWRENCE W. KELLNER, age 50 Chairman and Chief Executive Officer (Executive Committee, Finance Committee)	Director since May 2001. Chairman and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003 - December 2004) and President (May 2001 - March 2003). Mr. Kellner joined the company in 1995. Director of Marriott International, Inc.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

DOUGLAS H. McCORKINDALE, age 69 (Audit Committee, Executive Committee)	Director since May 1993. Retired as Chairman of Gannett Co., Inc. (“Gannett”) (an international news and information company) in June 2006; Chairman of Gannett (February 2001 - June 2006); President and CEO of Gannett (June 2000 - July 2005). Director of the Prudential Mutual Funds Group and Lockheed Martin Corporation.

HENRY L. MEYER III, age 59 (Corporate Governance Committee, Executive Committee, Human Resources Committee)	Director since September 2003. Chairman of the Board, President and Chief Executive Officer of KeyCorp (banking) since May 2001. Director of KeyCorp.

OSCAR MUNOZ, age 50 (Audit Committee)	Director since March 2004. Executive Vice President and CFO of CSX Corporation (freight transportation) since May 2003. Vice President — Consumer Services and CFO of AT&T Consumer Services, a division of AT&T Corporation (January 2001 - March 2003).

JEFFERY A. SMISEK, age 54 President and Chief Operating Officer (Finance Committee)	Director since December 2004. President and Chief Operating Officer since September 2008. President (December 2004 - September 2008) and Executive Vice President (March 2003-December 2004). Mr. Smisek joined the company in 1995. Director of National Oilwell Varco, Inc.

KAREN HASTIE WILLIAMS, age 64 (Audit Committee, Finance Committee)	Director since May 1993. Senior Counsel of Crowell & Moring LLP (law firm) since retirement as partner in January 2005. Partner at Crowell & Moring for more than five years prior to retirement. Director of Gannett, SunTrust Banks, Inc., The Chubb Corporation and Washington Gas Light Company.

RONALD B. WOODARD, age 66 (Corporate Governance Committee, Finance Committee, Human Resources Committee)	Director since May 2003. Chairman of the Board of MagnaDrive Corporation (“MagnaDrive”) (a supplier of new engine power transfer technology applications for industrial equipment) since 2002; President and Chief Executive Officer of MagnaDrive (1999 - 2002). Various positions with The Boeing Company for more than 32 years, including President of Boeing Commercial Airplane Group, Senior Vice President of Boeing, Executive Vice President of Boeing Commercial Airplane Group, and Vice President and General Manager of the Renton Division, Boeing Commercial Airplane Group. Director of AAR Corp., Coinstar, Inc. and MagnaDrive Corporation.

CHARLES A. YAMARONE, age 50 (Corporate Governance Committee, Human Resources Committee)	Director since January 1995. Executive Vice President of the Libra Securities Division of the Oak Ridge Financial Services Group, Inc. (institutional broker-dealer) since January 2009. Executive Vice President of Libra Securities, LLC (institutional broker-dealer) (January 2002 - December 2008). Director of El Paso Electric Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

Retiring Director.  As indicated above, Dr. Parker is not standing for re-election. His biographical information is set forth below:

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

GEORGE G. C. PARKER, age 70 (Audit Committee, Finance Committee)	Director since June 1996. Dean Witter Distinguished Professor of Finance (Emeritus) and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University. Dr. Parker joined the faculty at Stanford University in 1973. Director of Netgear, Inc., Tejon Ranch Company, Threshold Pharmaceuticals, Inc. and Barclays Global Investors iShares Mutual Funds.

PROPOSAL 2:

AMENDMENT OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN

General

On February 18, 2009, upon the recommendation of our Human Resources Committee, our board adopted an amendment to the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan, which we refer to as the “Purchase Plan,” subject to approval by the stockholders of the company. Prior to February 18, 2009, 3,000,000 shares of common stock were sold under the Purchase Plan, and there are no more shares available for purchase thereunder. The purpose of the amendment is to authorize the sale of an additional 3,500,000 shares under the Purchase Plan and to extend the term of the plan until December 31, 2019.

If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional shares available for issuance under the Purchase Plan.

The proposed amendment is attached hereto as Appendix B, and the Purchase Plan, prior to giving effect to the proposed amendment, is attached hereto as Appendix C.

Reasons for Proposed Amendment

The purpose of the Purchase Plan is to provide an incentive to employees of the company to acquire or increase their ownership interests in the company through purchases of shares of our common stock. Our board believes that authorizing additional shares for purchase under the Purchase Plan furthers this purpose by helping to ensure that all of our employees are able to continue participating in the plan for the next several years.

Summary of Purchase Plan

The following summary provides a general description of certain features of the Purchase Plan, giving effect to the proposed amendment, and is qualified in its entirety by the complete text of the Purchase Plan. Capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Purchase Plan.

Shares Available under the Purchase Plan; Adjustments.  Subject to adjustment as provided in the Purchase Plan, the number of shares of common stock that may be purchased by participating employees under the Purchase Plan after February 18, 2009 will not in the aggregate exceed 3,500,000 shares, which may be originally issued or reacquired shares, including shares bought on the market or otherwise for purposes of the Purchase Plan. Such number of shares is subject to adjustment in the event of a change in the common stock by reason of a stock dividend or by reason of a subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, the number and purchase price of shares subject to options outstanding under the Purchase Plan, and the minimum Option Price established under the Purchase Plan with respect to both future and outstanding options will be adjusted accordingly.

Eligibility.  All employees of the company and its Participating Companies (currently Continental Micronesia, Inc.) as of a Date of Grant (the first day of the Option Period) are eligible to participate in the Purchase Plan; provided, however, that an eligible employee may not participate if such employee would own (directly or indirectly) 5% or more of the total combined voting power or value of all classes of stock of the company or a subsidiary, taking into account options to purchase stock and stock that may be purchased under the Purchase Plan. At the present time, no employee of the company would be prevented from participating by reason of this limitation. Approximately 43,000 employees are eligible to participate in the Purchase Plan.

Participation.  An eligible employee may elect to participate in the Purchase Plan for any calendar quarter by designating a percentage of such employee’s Eligible Compensation to be deducted from compensation for each pay period and paid into the Purchase Plan for such employee’s account. The designated percentage may not be less than 1% nor more than 10% (or such greater percentage as the board or Human Resources Committee may establish from time to time before a Date of Grant). An eligible employee may participate in the Purchase Plan only by means of payroll deduction. No employee will be granted an option under the Purchase Plan that permits such employee’s rights to purchase common stock to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for the calendar year in which such option is outstanding. Unless an employee’s payroll deductions are withdrawn (as described below), the aggregate payroll deductions credited to the employee’s account will be used to purchase shares of common stock at the end of the Option Period (up to a maximum for each employee of 2,500 shares, subject to adjustment, per Option Period). The per share purchase price of the common stock will be 85% of the lesser of the fair market value of the common stock on the Date of Grant or on the Date of Exercise (the last day of the Option Period); provided, however, that in any event the minimum Option Price that may be paid by a participant may not be less than $10 per share (subject to adjustment). As of April 22, 2009, the closing price of our common stock on the NYSE was $13.60 per share. The board and Human Resources Committee each have the power to increase the purchase price percentage from 85% of the fair market value to a greater percentage as determined in the discretion of the board or Human Resources Committee and to make other changes to comply with future accounting rules. For all purposes under the Purchase Plan, the fair market value of a share of common stock on a particular date shall be equal to the closing market price of such stock on the NYSE on that date (or, if no shares of common stock have been traded on that date, on the prior regular business date on which shares of the common stock are so traded). If the fair market value of a share of common stock on the Date of Exercise is less than $10 per share (subject to adjustment), then the participant’s option relating to such Option Period will automatically terminate and the company will refund to each participant the amount of his or her unused payroll deductions. Payroll deductions will be included in the general funds of the company, free of any trust or other arrangement and may be used for any corporate purpose. No interest will be paid or credited to any participant.

Changes in and Withdrawal of Payroll Deductions.  A participant may elect to decrease, suspend or resume payroll deductions during a relevant Option Period by delivering to the company a new payroll deduction authorization in the manner specified by the company. A participant may withdraw in whole from the Purchase Plan, but not in part, at any time prior to the Date of Exercise relating to a particular Option Period by timely delivering to the company a notice of withdrawal in the manner specified by the company. The company promptly will refund to the participant the amount of the participant’s payroll deductions under the Purchase Plan that have not been otherwise returned or used upon exercise of options, and thereafter the participant’s payroll deduction authorization and interest in unexercised options under the Purchase Plan will terminate.

Delivery of Shares; Restrictions on Transfer.  As soon as practicable after each Date of Exercise, the company will deliver to a custodian (currently Smith Barney, a division of Citigroup Global Markets Inc.) one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the total number of whole shares of common stock respecting options exercised on such Date of Exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees under the Purchase Plan. Any remaining amount representing a fractional share will not be certificated (or otherwise so credited) and will be carried forward to the next Date of Exercise for certification (or credit) as part of a whole share. Such custodian will keep accurate records of the beneficial interests of each participant in such shares by means of participant accounts under the Purchase Plan, and will provide each eligible employee with quarterly or such other periodic statements with respect thereto as the Human Resources Committee (or its designee) may specify. A participant may not generally transfer or otherwise dispose of the shares for a period of six months from the Date of Exercise. During this six-month period, the company (or the custodian) will retain custody of the shares. This period may be changed at the discretion of the board or Human Resources Committee.

Termination of Employment; Leaves of Absence.  Except as described below, if the employment of a participant terminates for any reason, then the participant’s participation in the Purchase Plan ceases and the company will refund the amount of such participant’s payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options. If the employment of a participant terminates due to retirement, death or disability, the participant, or the participant’s designated beneficiary, as applicable, may elect either to (i) withdraw all of the accumulated unused payroll deductions and common stock credited to the participant’s account or (ii) exercise the participant’s option for the purchase of common stock at the end of the Option Period. Any excess cash in such account will be returned to the participant or such designated beneficiary. If no such election is timely received by the company, the participant or designated beneficiary will automatically be deemed to have elected the second alternative.

During a paid leave of absence approved by the company and meeting the requirements of Internal Revenue Service regulations, a participant’s elected payroll deductions will continue. A participant may not contribute to the Purchase Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the company and meets the requirements of Internal Revenue Service regulations, then such participant’s payroll deductions for such Option Period that were made prior to such leave may remain in the Purchase Plan and be used to purchase common stock on the Date of Exercise relating to such Option Period. If a participant takes a leave of absence not described in the first or third sentence of this paragraph, then the participant will be considered to have withdrawn from the Purchase Plan. Further, notwithstanding the foregoing, if a participant takes a leave of absence that is described in the first or third sentence of this paragraph and such leave of absence exceeds the “Maximum Period” (generally, the 90-day period beginning on the first day of the participant’s leave of absence or such longer period during which the participant’s reemployment rights are guaranteed either by statute or contract), then the participant will be considered to have withdrawn from the Purchase Plan and terminated his or her employment for purposes of the Purchase Plan on the day immediately following the last day of the Maximum Period.

Restriction Upon Assignment of Option.  An option granted under the Purchase Plan may not be transferred other than by will or the laws of descent and distribution. Subject to certain limited exceptions, each option is exercisable, during the employee’s lifetime, only by the employee to whom granted.

Administration, Amendments and Termination.  The Purchase Plan is to be administered by the Human Resources Committee of the board. In connection with its administration of the Purchase Plan, the committee is authorized to interpret the Purchase Plan. Any of the payroll deduction authorizations, enrollment documents and any other forms and designations referenced in the Purchase Plan and their submission may be electronic or telephonic, as directed by the Human Resources Committee.

The Purchase Plan may be amended from time to time by the board or the Human Resources Committee, including but not limited to any amendment to conform the Purchase Plan to the requirements of Statement of Financial Accounting Standards No. 123R to prevent adverse accounting treatment of the Purchase Plan or the options granted thereunder or otherwise; provided, however, that no change in any option theretofore granted may be made that would impair the rights of a participant without the consent of such participant. The board in its discretion may terminate the Purchase Plan at any time with respect to any stock for which options have not theretofore been granted. Unless sooner terminated by the board, the Purchase Plan will terminate and no further options will be granted after December 31, 2019.

United States Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Purchase Plan based on the U.S. federal income tax laws in effect on January 1, 2009. This summary applies to the Purchase Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes. The Purchase Plan is not qualified under Section 401(a) of the Code.

U.S. Federal Income Tax Consequences to Participants.  A participant’s payroll deductions to purchase common stock are made on an after-tax basis. There is currently no federal income tax liability to the participant when shares of common stock are purchased pursuant to the Purchase Plan. However, the participant may incur federal income tax liability upon disposition (including by way of gift) of the shares acquired under the Purchase Plan. The participant’s U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.

If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the Option Period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant’s death) ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition (or death) over the Option Price or (ii) 15% of the fair market value of the shares at the Date of Grant (the beginning of the Option Period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the Option Price, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the Option Price.

If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the Option Period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the Date of Exercise over the Option Price for the shares (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

U.S. Federal Income Tax Consequences to the Company or Participating Company.  The company, or the Participating Company for which a participant performs services, will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the Purchase Plan. In such case, the company or such Participating Company can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (i) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code, (ii) any applicable reporting obligations are satisfied and (iii) the one million dollar limitation of Section 162(m) of the Code is not exceeded (if applicable).

New Plan Benefits

The following table sets forth the number of shares purchased by the specified individuals and groups under the Purchase Plan during 2008. The number of shares that may be purchased under the Purchase Plan by an employee is subject to the discretion of that employee and the Purchase Plan limits as described above. The dollar value of the shares set forth in the table will depend upon the future market prices of our common stock.

Shares Purchased
Name	During 2008

Lawrence W. Kellner	1,126
Zane C. Rowe	0
Jeffery A. Smisek	1,138
James E. Compton	0
Mark J. Moran	0
Jeffrey J. Misner	0
All current executive officers as a group	2,264
All current directors (other than executive officers) as a group	0
All employees (other than executive officers) as a group	1,054,740

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN, AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX B, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP has been our independent registered public accounting firm since 1993, and the board desires to continue to engage the services of this firm for the fiscal year ending December 31, 2009. Accordingly, the board, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal year 2009 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment.

The following table shows the fees paid for audit services and fees paid for audit-related, tax and all other services rendered by Ernst & Young LLP for each of the last three fiscal years (in millions):

	2008	2007	2006

Audit Fees(1)	$2.3	$2.2	$2.3
Audit-Related Fees(2)	0.5	0.1	0.1
Tax Fees(3)	0.5	0.3	0.4
All Other Fees	—	—	—

Total Fees	$3.3	$2.6	$2.8

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees consist primarily of services related to potential airline industry consolidation ($0.4 million in 2008) and the audits of subsidiaries that are not required to be audited by governmental or regulatory bodies.

(3)	Tax fees include professional services provided for preparation of tax returns of certain expatriate employees, preparation of federal, foreign and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the company by the independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of non-audit services or to engage the independent registered public accounting firm for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the committee. All of the fees listed in the table above were pre-approved by the Committee pursuant to these pre-approval procedures.

Representatives of Ernst & Young LLP will be present at the stockholders meeting and will be available to respond to appropriate questions and make a statement should they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSAL 4:

STOCKHOLDER PROPOSAL RELATED TO DISCONTINUING STOCK OPTION GRANTS TO SENIOR EXECUTIVES

We have been advised that Mrs. Evelyn Y. Davis, located at Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, is the beneficial owner of 500 shares of the company’s common stock and intends to submit the following proposal at the meeting:

RESOLVED:  “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to senior executive officers, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS:  “Stock option awards have gotten out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

“There are other ways to “reward” senior executive officers, including giving them actual STOCK instead of options.

“Recent scandals involving CERTAIN financial institutions have pointed out how analysts can manipulate earnings estimates and stock prices.”

“If you AGREE, please vote YOUR proxy FOR this resolution.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Our Board of Directors has considered this proposal, which calls for an absolute ban on any future stock option grants to our senior executives, and believes that it is unduly restrictive and not in the best interests of the Company or its stockholders.

As described in detail in the Compensation Discussion and Analysis above, our Human Resources Committee has worked closely with its independent compensation consultant for several years to develop our current executive compensation program, which consists of three main components: base salary, annual incentive compensation and long-term incentive compensation. Under this program, all of the annual and long-term incentive compensation awarded to senior executives since 2004 has been subject to the satisfaction of pre-established performance targets.

Although our Human Resources Committee, which is comprised of four independent directors, has not awarded any stock options to our senior executives since 2003 and has no current plans to grant options to such executives in the future, the committee must have the flexibility to decide the most appropriate structure for future incentive awards based on a review of all relevant circumstances, including factors such as changing economic and industry conditions, accounting requirements, tax laws and evolving compensation trends.

The proposal, if adopted, would constrain the ability of our Human Resources Committee to determine the form of compensation paid to our senior executives, adversely impacting our ability to attract, retain and motivate highly talented and qualified executives and the Human Resources Committee’s ability to structure compensation programs that are in the economic best interest of the Company and its stockholders.

Further, our Board believes that this proposal is redundant and unnecessary to the extent it requests that outstanding stock options held by senior executive officers not be re-priced or renewed, as none of our executive officers currently holds any options to purchase Company stock and any future options awarded to our senior executives under Incentive Plan 2000, our only plan that currently has shares available for such awards, would be subject to the plan’s prohibition against the re-pricing or replacement of outstanding stock options absent stockholder approval.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 4.

PROPOSAL 5:

STOCKHOLDER PROPOSAL RELATED TO REINCORPORATING IN NORTH DAKOTA

We have been advised that Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, intends to submit the following proposal at the meeting:

“5-Reincorporate in a Shareowner-Friendly State

Resolved:  That shareowners hereby request that our board of directors take the necessary steps to reincorporate the Company in North Dakota with articles of incorporation that provide that the Company is subject to the North Dakota Publicly Traded Corporations Act.

Statement of John Chevedden

This proposal requests that our board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our company were subject to the North Dakota act there would be additional benefits:

•	There would be a right of proxy access for shareowners who owned 5% of our Company’s shares for at least two years.

•	Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

•	The board of directors could not be classified.

•	The ability of the board to adopt a poison pill would be limited.

•	Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

The SEC recently refused to allow shareowners a right of access to management’s proxy statement. And Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses. Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. As a North Dakota company our Company would also shift to cumulative voting, “say on pay,” and other best practices in governance.

Our Company needs to improve its governance:

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in executive pay.

•	Ronald Woodard was designated a “Problem director” by The Corporate Library due to his involvement with Atlas Air Worldwide Holdings and its bankruptcy.

•	Karen Williams received our most withheld votes — about 4-times more than any other director.

•	Plus Karen Williams was potentially over-committed with 5 directorships and was negatively cited as an “Accelerated Vesting” director by The Corporate Library.

•	Our directors also served on boards rated “D” or “F” by the Corporate Library:

Douglas McCorkindale	Lockheed Martin (LMT) F-rated
Ronald Woodard	AAR Corp. (AIR)
George Parker	Threshold Pharmaceuticals (THLD)
George Parker	NETGEAR (NTGR)

•	Two Directors owned zero stock:

Oscar Munoz
Charles Yamarone

•	We had no shareholder right to:

Vote on executive pay.
Cumulative voting.
Independent board chairman.
Lead director.

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not require a major downsizing or layoffs to improve financial performance.

I urge your support for Reincorporating in a Shareowner-Friendly State.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Our board of directors has considered this proposal and does not believe that it is in the best interests of the company or its stockholders in light of the risks and uncertainties associated with a new and untested corporate legal structure and the significant distraction for management from the important affairs of the company and the substantial cost to us that would result from reincorporation in North Dakota. Moreover, our board believes that our commitment to high standards of corporate governance, evidenced by our sound governance practices, adequately addresses the concerns expressed in this proposal. For these reasons, as discussed in greater detail below, our board recommends that you vote against this proposal.

The North Dakota Publicly Traded Corporations Act is untested and not as favorable as suggested

The State of Delaware, the company’s current state of incorporation, has adopted comprehensive, modern and flexible corporate laws that are updated and revised periodically to meet changing business needs. Delaware courts regularly handle complex corporate matters and have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware corporate law and establishing public policies with respect to Delaware corporations. Our board believes that this environment provides valuable predictability regarding corporate legal affairs and allows a corporation to be managed efficiently. Many other businesses apparently share the view that Delaware is a highly favorable jurisdiction for organizing corporations. According to the Delaware Department of State Internet website, “more than 850,000 business entities have their legal home in Delaware including more than 50% of all U.S. publicly-traded companies and 63% of the Fortune 500.”

By contrast, the North Dakota Publicly Traded Corporations Act has only been in effect since 2007 and has not been tested by the North Dakota judicial system. The relative lack of judicial precedent in North Dakota creates uncertainty as to the potential interpretation of the North Dakota Publicly Traded Corporations Act, which increases the risks associated with reincorporating in North Dakota.

In addition, the North Dakota Publicly Traded Corporations Act is essentially a collection into one law of numerous corporate governance principles believed by certain stockholder activists to be “best practices.” A company incorporated in North Dakota that elects to be subject to this North Dakota act does not have the opportunity to choose from among these corporate governance principles those that are most appropriate and beneficial. Further, there is no consensus that all of the corporate governance principles embodied in the North Dakota Publicly Traded Corporations Act are in fact “best practices.” This lack of consensus is evidenced by the

Securities and Exchange Commission’s recent refusal, cited by the proponent above, to change its regulations to permit stockholders a right of access to management’s proxy statement.

Reincorporating involves substantial expense and distraction to management

Reincorporation of the company from Delaware to North Dakota would involve substantial expense to us and would require a significant investment of management’s time. Among other things, reincorporation would require us to obtain consents from, or provide notices to, third parties under certain of our agreements. Reincorporation also may require approvals from federal, state, and/or local regulatory bodies. The process of identifying all necessary consents, notices and approvals for reincorporating would be costly and time consuming, requiring an exhaustive review of agreements to which we are a party and an analysis of various federal, state and local laws. Filing the requests for and obtaining the necessary consents and approvals, as well as providing required notices, would further increase the costs and risks associated with reincorporating.

Moreover, reincorporation of the company would require us to obtain the approval of our stockholders, whether at a meeting of stockholders or through the solicitation of written consents. In either case, we would incur significant legal, printing and postage costs in connection with preparing and distributing the materials necessary to solicit such stockholder proxies or consents.

We strongly believe that management’s attention and the company’s resources should remain focused on addressing the business issues we face in this challenging economic environment, rather than on administrative tasks related to reincorporation.

Reincorporation is unnecessary in light of our high standards of corporate governance

As discussed above under “Corporate Governance,” we are committed to high standards of corporate governance and to conducting our business ethically and with integrity and professionalism. Our record of excellence in corporate governance has earned us exemplary ratings from RiskMetrics; as of March 23, 2009, our Corporate Governance Quotient as determined by the RiskMetrics Group (formerly Institutional Shareholder Services) was better than 93.4% of the companies in the Russell 3000 Index.

Our board believes that our corporate governance practices adequately address the concerns expressed by the proponent in his proposal, and that reincorporation to North Dakota is therefore unnecessary. For example:

•	Our board of directors is not currently classified, and cannot become classified under Delaware law without stockholder approval.

•	Our “poison pill” expired in November 2008, following our board’s decision not to extend or renew the company’s rights plan.

•	Under our current executive compensation program, all of the annual and long-term incentive compensation awarded to senior executives since 2004 has been subject to the satisfaction of pre-established performance targets intended to ensure that the interests of management are aligned with the interests of stockholders. See “Executive Compensation — Compensation Discussion and Analysis” above for further discussion.

In addition, the proposal includes references to certain opinions presented in The Corporate Library’s report concerning our governance and compensation practices. Although we do not have access to the criteria used by The Corporate Library in its analysis, our board does not agree for the following reasons that Ms. Williams is potentially overcommitted with 5 directorships, that we lack a lead director or that Messrs. Munoz and Yamarone own zero stock:

•	The chair of our Executive Committee, who is himself an independent director, serves as the presiding director for executive sessions of our non-management directors, thereby fulfilling the role of a “lead director.”

•	The service by Ms. Williams, who is not currently employed on a full time basis, on the boards of directors of four public companies (in addition to our board) is in compliance with the limitations on board service approved by our board and set forth in our Corporate Governance Guidelines as described above under

“Corporate Governance,” and is below the threshold under the RiskMetrics U.S. proxy voting guidelines, which provide for a “withhold/against” vote only for directors serving on more than six public company boards. Our board firmly believes that an experienced board member who is not employed on a full time basis has sufficient capacity to serve on five boards without being over-committed.

•	As of April 15, 2009, each of our non-management directors was in compliance with the minimum ownership requirements under our Corporate Governance Guidelines, including Mr. Munoz, who directly owns 2,000 shares of common stock, and Mr. Yamarone, who directly owns 1,750 shares of common stock.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 5.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, we expect that the only matters to be acted on at the meeting are those indicated on the Meeting Notice, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, the proxies received will be voted on those matters in accordance with the discretion of the persons named as proxies in the form of proxy card and identified in “Proposal 1 — Election of Directors” above, unless otherwise directed. If any stockholder proposal that was excluded from this proxy statement is properly brought before the meeting, it is the intention of such persons named as proxies to vote the proxies received against such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 Officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all of our directors, Section 16 Officers and greater than ten percent beneficial stockholders were in compliance with applicable Section 16(a) filing requirements.

2010 Annual Meeting

Our bylaws require that nominations of persons for election to the board or the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be included in the company’s notice of the meeting, proposed by or at the direction of our board or proposed by a stockholder. Any stockholder who wants to present a proposal at the 2010 annual meeting of stockholders, pursuant to our bylaws and the Exchange Act, must either (1) submit the proposal in writing to the Secretary of the company no later than December 30, 2009 in accordance with the requirements of Rule 14a-8 under the Exchange Act or (2) submit a timely written notice with respect to the proposal. Any proposal properly made by a stockholder in accordance with Rule 14a-8 that is not subject to exclusion under such rule on eligibility, procedural or substantive grounds, which we refer to as a “Rule 14a-8 Proposal,” will be set forth in the proxy statement and form of proxy distributed in conjunction with the 2010 annual meeting of stockholders.

For the notice of a proposal (other than a Rule 14a-8 Proposal) to be timely for the 2010 annual meeting of stockholders, such stockholder notice must be delivered to, or mailed and received by, the Secretary of the company at our principal executive offices not less than 90 days and not more than 120 days prior to June 10, 2010. However, if the 2010 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from June 10, 2010, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2010 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2010 annual meeting is first made. The stockholder’s notice of a proposal (other than a Rule 14a-8 Proposal) must contain and be accompanied by certain information as specified in our bylaws.

We may exclude from consideration at the meeting any proposal from a stockholder to the extent that the proposal was not properly made in accordance with Rule 14a-8 and we did not receive the timely written notice with respect to such proposal as described above.

We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration review a copy of our bylaws, which may be obtained in the “Investor Relations” section of our internet website under the “Corporate Governance” link at www.continental.com or without charge from the Secretary of the company upon written request addressed to the Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

Annual Report on Form 10-K

You can obtain electronic copies of our 2008 Form 10-K, which includes our financial statements and financial statement schedules, as well as any amendments and exhibits, and request a printed copy of the 2008 Form 10-K and any amendments in the “Investor Relations” section of our internet website under the “Annual and Periodic Reports” link at www.continental.com. Additionally, we will send you a printed copy of the 2008 Form 10-K and any amendments without charge, upon written request. We also will send you a hard copy of any exhibit to the 2008 Form 10-K if you submit your request in writing and include payment of reasonable fees relating to our furnishing the exhibit. Written requests for copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

Directions to our Meeting

As indicated above, the 2009 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 10, 2009, at 10:00 a.m., local time. Directions to the meeting are provided below. Even if you plan to attend the meeting, we recommend that you also submit your vote in advance of the meeting to ensure that your vote will be counted if you later decide not to attend. Please see “The Meeting — Voting in Advance of the Meeting” above for voting instructions.

Traveling South on I-45, from Bush Intercontinental Airport (IAH).  Take I-45 South. Take the McKinney exit (Exit 47C) and proceed on McKinney Street to Milam Street. Turn right onto Milam Street and proceed 3 blocks to Polk Street. Turn right onto Polk Street and proceed 1 block to Louisiana Street. The hotel will be on the right past Louisiana Street.

Traveling South on Hwy 59, from Bush Intercontinental Airport (IAH).  Take Highway 59 Southbound. Take the George R. Brown Convention Center/Downtown Destinations/Jackson Street exit onto N. Jackson Street, proceed 3 blocks and turn right on Congress Street. Follow Congress Street 9 blocks and turn left onto Milam Street. Follow Milam Street 10 blocks to Polk Street. Turn right onto Polk Street and proceed 1 block to Louisiana Street. The hotel will be on the right past Louisiana Street.

Traveling North on I-45, from South Houston.   Take I-45 North. Take the Scott Street/Downtown Destinations exit (Exit 45), proceed approximately two miles and take the Pease Street exit. Follow Pease Street 17 blocks to Louisiana Street. Turn right onto Louisiana Street and proceed 4 blocks to Polk Street. The hotel will be on the right past Polk Street.

Appendix A

Mercer Large 150

The following companies comprise the Mercer Large 150, a group of large publicly traded companies(1) selected by revenue to provide an industry mix which approximates that of the Fortune 1000.

3M	Emerson Electric	Occidental Petroleum
Abbott Laboratories	Exelon	Office Depot
Aetna	Express Scripts	ONEOK
Air Products & Chemicals	FedEx	Oracle
Alcoa	Firstenergy	Owens-Illinois
Allied Waste Industries	Fluor	Paccar
Allstate*	FPL Group	Pepsico
American Electric Power	Gap	PG&E
American Express*	General Dynamics	Pitney Bowes
Amgen	General Mills	PPG Industries
AMR	Goodyear	Praxair
Anheuser-Busch	Google	Prudential Financial*
Apple	Halliburton	Public Service Entrp
Applied Materials	Harrahs Entertainment	Pulte Homes
Archer-Daniels-Midland	Hartford Financial Services*	Raytheon
Ashland	Health Net	Rite Aid
Automatic Data Processing	Hess	Rohm And Haas
AutoNation	Hilton Hotels	RR Donnelley & Sons
Avnet	Honeywell International	Safeco*
Bear Stearns*	Humana	Safeway
Best Buy	Huntsman	Sara Lee
Bristol-Myers Squibb	Illinois Tool Works	Sempra Energy
Burlington Northern	Ingram Micro	Smurfit-Stone Container
Caterpillar	Intel	Southern
CBS	Intl Paper	Sprint Nextel
Centex	JC Penney	Staples
Cigna	Johnson Controls	Starbucks
Cisco Systems	Kimberly-Clark	Sunoco
Coca-Cola	Kohl’s	SUPERVALU
Coca-Cola Enterprises	L-3 Communications	Sysco
Colgate-Palmolive	Lear	Tech Data
Comcast	Lennar	Tesoro
Commercial Metals	Limited Brands	Texas Instruments
Computer Sciences	Lockheed Martin	Textron
Conagra Foods	Loews*	Travelers*
Consolidated Edison	Lyondell Chemical	Tyson Foods
Constellation Energy	Macy’s	U S Bancorp*
Continental Airlines	Manpower/Wi	Union Pacific
Countrywide Financial*	Marriott	United States Steel
D R Horton	Masco	Viacom
Deere & Co	McDonald’s	Walt Disney
DirecTV Group	Medco Health Solutions	Washington Mutual*
Dominion Resources	Medtronic	Waste Management
Duke Energy	Merck	Weyerhaeuser
Eastman Chemical	Murphy Oil	Whirlpool
Eastman Kodak	Nationwide Finl Svcs*	Williams
Edison International	News	Wyeth
El Du Pont De Nemours	Nike	Xerox
Electronic Data Systems	Northrop Grumman	YRC Worldwide
Eli Lilly	Nucor	Yum Brands

(1)	Revenue of $4B to $45B; median of $15.9B (based on data as of 12/31/06)

*	Financial services company; excluded from Continental’s market comparison group

A-1

Appendix B

Amendment No. 1 to
CONTINENTAL AIRLINES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated through March 24, 2004)

This Amendment No. 1 (this “Amendment”) to the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan, as amended and restated through March 24, 2004 (the “Plan”), is dated as of February 18, 2009 and has been adopted by the Board of Directors of Continental Airlines, Inc., a Delaware corporation (the “Company”), on February 18, 2009.

Pursuant to paragraph 15 of the Plan, the Plan is hereby amended as follows:

1. The first sentence of paragraph 5 of the Plan shall be deleted and the following shall be substituted therefor:

“Prior to February 18, 2009, 3,000,000 shares of Stock have been sold pursuant to options granted under the Plan. Subject to the provisions of paragraph 12, the aggregate number of shares that may be sold pursuant to options granted under the Plan from and after February 18, 2009 shall not exceed 3,500,000 shares of the authorized Stock, which shares may be unissued or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan.”

2. Paragraph 14 of the Plan shall be deleted and the following shall be substituted therefor:

“14. Term of the Plan.  The Plan originally became effective on February 3, 2004, the date of its adoption by the Board, and was approved by the stockholders of the Company at its 2004 annual meeting of stockholders. On February 18, 2009, the Board adopted an amendment to the Plan to increase the shares of Stock subject to the Plan, provided such amendment is approved by the stockholders of the Company at its 2009 annual meeting of stockholders. Notwithstanding any provision in the Plan, no option granted under the Plan from and after February 18, 2009 shall be exercisable prior to such stockholder approval, and, if the stockholders of the Company do not approve such amendment to the Plan at such meeting, then the Plan shall automatically terminate, no further options may be granted or exercised under the Plan, and, automatically without any further act on the part of any participant, each payroll deduction authorization by a participant with respect to the Plan shall terminate and any deduction made after February 18, 2009 and prior to such termination shall be refunded to the participant. Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further payroll deductions shall be made and no further options shall be granted after December 31, 2019.”

3. This Amendment shall be effective as of February 18, 2009, provided that this Amendment is approved by the stockholders of the Company at the 2009 annual meeting of the Company’s stockholders.

4. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of February 18, 2009.

CONTINENTAL AIRLINES, INC.

By:	/s/ JENNIFER L. VOGEL
Jennifer L. Vogel
Senior Vice President, General
Counsel and Chief Compliance Officer

B-1

Appendix C

CONTINENTAL AIRLINES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated through March 24, 2004)

1. Purpose.  The Continental Airlines, Inc. 2004 Employee Stock Purchase Plan (the “Plan”) is intended to provide an incentive for employees of Continental Airlines, Inc. (the “Company”) and any Participating Company (as defined in paragraph 3) to acquire or increase a proprietary interest in the Company through the purchase of shares of the Company’s Class B common stock, par value $.01 per share (the “Stock”). The Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

2. Administration of the Plan.  The Plan shall be administered by the Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, make such rules as it deems necessary for the proper administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan. In addition, the Committee shall correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any option granted under the Plan, in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. The Committee shall have the authority to delegate routine day-to-day administration of the Plan to such officers and employees of the Company as the Committee deems appropriate, and such persons shall not be liable for any decision, determination or action taken in good faith in connection with such delegated administration.

3. Participating Companies.  The Committee may designate any present or future parent or subsidiary corporation of the Company that is eligible by law to participate in the Plan as a “Participating Company” by written instrument delivered to the designated Participating Company. Such written instrument shall specify the effective date of such designation and shall become, as to such designated Participating Company and persons in its employment, a part of the Plan. The terms of the Plan may be modified as applied to the Participating Company only to the extent permitted under Section 423 of the Code. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate a Participating Company’s Plan participation at any time.

4. Eligibility.  Subject to the provisions hereof, all employees of the Company and the Participating Companies who are employed by the Company or any Participating Company as of a Date of Grant (as defined in subparagraph 6(a)) shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code).

5. Stock Subject to the Plan.  Subject to the provisions of paragraph 12, the aggregate number of shares that may be sold pursuant to options granted under the Plan shall not exceed 3,000,000 shares of the authorized Stock, which shares may be unissued or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares that are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

6. Grant of Options.

(a) General Statement; “Date of Grant”; “Option Period”; “Date of Exercise”.  Following the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to purchase shares of Stock to all eligible employees who elect to participate in the Plan. Except as otherwise determined by the Committee, these options shall be granted on April 1, 2004, and, thereafter, on the first day of each successive July, October, January and April (each of which dates is herein referred to as a “Date of Grant”). Except as provided in paragraph 12, the term of each option granted shall be for three months (each of such three-month periods is herein referred to as an “Option Period”), which shall begin on a Date of Grant and end on the last day of each Option Period (herein referred to as a “Date of Exercise”). The Board and the Committee shall each have the power to change the duration and/or the frequency of Option Periods with respect to future offerings without stockholder approval if such change is announced to participants (which may take the form of an announcement on the Company’s intranet website) at least five (5) business days prior to the scheduled beginning of the first Option Period to be affected. Subject to subparagraph 6(e), the number of shares subject to an option for a participant shall be equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such participant during the Option Period in accordance with subparagraph 6(b), divided by (ii) the Option Price (as defined in subparagraph 7(b)) of the Stock applicable to the Option Period, including fractions; provided, however, that the maximum number of shares that may be subject to any option for a participant may not exceed 2,500 (subject to adjustment as provided in paragraph 12).

(b) Election to Participate; Payroll Deduction Authorization.  An eligible employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 6(g), each eligible employee who elects to participate in the Plan shall deliver to the Company or any third party administrator designated by the Company, within the time period prescribed by the Committee, a payroll deduction authorization in a form prepared by the Company (which may be in electronic or telephonic form) whereby he gives notice of his election to participate in the Plan as of the next following Date of Grant, and whereby he designates an integral percentage of his Eligible Compensation (as defined in subparagraph 6(d)) to be deducted from his compensation for each pay period and paid into the Plan for his account. The designated percentage may not be less than 1% nor exceed 10% (or such greater percentage as the Board or the Committee may establish from time to time before a Date of Grant) of such participant’s Eligible Compensation on each payday during the Option Period.

(c) Changes in Payroll Authorization.  A participant may withdraw from the Plan as provided in paragraph 8. In addition, on one occasion only during an Option Period, a participant may decrease the percentage rate of his payroll deduction authorization referred to in subparagraph 6(b) or may suspend or resume payroll deductions during the relevant Option Period by delivering to the Company a new payroll deduction authorization in a form prepared by the Company (which may be in electronic or telephonic form). Such decrease, suspension or resumption will be effective as soon as administratively feasible after receipt of the participant’s new payroll deduction authorization form.

(d) “Eligible Compensation” Defined.  The term “Eligible Compensation” means regular straight-time earnings or base salary, except that such term shall not include payments for overtime, incentive compensation, bonuses or other special payments.

(e) $25,000 Limitation.  No employee shall be granted an option under the Plan which permits his rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time (within the meaning of Section 423(b)(8) of the Code). Any payroll deductions in excess of the amount specified in the foregoing sentence shall be returned to the participant as soon as administratively feasible after the next following Date of Exercise.

(f) Leaves of Absence.  During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation § 1.421-7(h)(2), a participant’s elected payroll deductions shall continue. A participant may not contribute to the Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets the requirements of Treasury Regulation § 1.421-7(h)(2), then such participant’s payroll deductions for such Option Period that were made prior to such leave may remain in the Plan and be used to purchase Stock under the Plan on the Date of Exercise relating to such Option Period. If a participant takes a leave of absence that is not described in the first or third sentence of this subparagraph 6(f), then he shall be considered to have terminated his employment and withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof. Further, notwithstanding the preceding provisions of this subparagraph 6(f), if a participant takes a leave of absence that is described in the first or third sentence of this subparagraph 6(f) and such leave of absence exceeds the Maximum Period, then he shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof and terminated his employment for purposes of the Plan on the day immediately following the last day of the Maximum Period. For purposes of the preceding sentence, the term “Maximum Period” shall mean, with respect to a participant, the 90-day period beginning on the first day of the participant’s leave of absence; provided, however, that if the participant’s right to reemployment by the Company (or a parent or subsidiary corporation of the Company) is guaranteed either by statute or contract, then such 90-day period shall be extended until the last day upon which such reemployment rights are so guaranteed.

(g) Continuing Election.  Subject to the limitation set forth in subparagraph 6(e), a participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(b) as of a Date of Grant and (ii) who takes no action to change or revoke such election as of the next following Date of Grant and/or as of any subsequent Date of Grant prior to any such respective Date of Grant shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent Date(s) of Grant as was in effect immediately prior to such respective Date of Grant; provided, however, that each participant shall be required to renew his enrollment election for the Option Period that begins January 1, 2005 (and/or such other Option Periods as may be specified by the Board or the Committee). Payroll deductions that are limited by subparagraph 6(e) shall re-commence at the rate provided in such participant’s payroll deduction authorization at the beginning of the first Option Period that is scheduled to end in the following calendar year, unless the participant changes the amount of his payroll deduction authorization pursuant to paragraph 6, withdraws from the Plan as provided in paragraph 8 or is terminated from the Plan as provided in paragraph 9.

7. Exercise of Options.

(a) General Statement.  Subject to the limitation set forth in subparagraph 6(e), each participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on each Date of Exercise to the extent of his unused payroll deductions under the Plan and to the extent the issuance of Stock to such participant upon such exercise is lawful.

(b) “Option Price” Defined.  The term “Option Price” shall mean the per share price of Stock to be paid by each participant on each exercise of his option, which price shall be equal to 85% (subject to adjustment as described below) of the fair market value of a share of Stock on the Date of Exercise or on the Date of Grant, whichever amount is lesser; provided, however, in any event the minimum Option Price that may be paid by a participant may not be less than $10 per share (subject to adjustment as provided in paragraph 12) and provided further that if the fair market value of a share of Stock on the Date of Grant or on the Date of Exercise is such that the calculation of the Option Price would result in a purchase price less than the $10 per share minimum Option Price (subject to adjustment as provided in paragraph 12), then the Option Price shall be $10 per share (subject to adjustment as provided in paragraph 12). In no event shall the Option Price exceed 100% of the fair market value of a share of Stock on the Date of Exercise. The Board and the Committee shall each have the power to increase the purchase price percentage from 85% of the fair market value to a greater percentage as determined in the discretion of the Board or Committee; provided that such increase is announced to participants (which may take the form of an announcement on the Company’s intranet web site) at least five (5) business days prior to the scheduled beginning of the first Option Period to be affected. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing market price of the Stock on the New York Stock Exchange, Inc. on that date (or, if no shares of Stock have been traded on that date, on the prior regular business date on which shares of the Stock are so traded). If the fair market value of a share of Stock on the Date of Exercise is less than $10 (subject to adjustment as provided in paragraph 12), then the participant’s option relating to such Option Period shall automatically terminate and shall not be exercised, and the Company shall promptly refund to each participant the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options, and he shall have no further interest in the unexercised option relating to such Option Period.

(c) Delivery of Shares; Restrictions on Transfer.  As soon as practicable after each Date of Exercise, the Company shall deliver to a custodian selected by the Committee one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the total number of whole shares of Stock respecting options exercised on such Date of Exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees hereunder. Any remaining amount representing a fractional share shall not be certificated (or otherwise so credited) and shall be carried forward to the next Date of Exercise for certification (or credit) as part of a whole share. Such custodian shall keep accurate records of the beneficial interests of each participating employee in such shares by means of participant accounts under the Plan, and shall provide each eligible employee with quarterly or such other periodic statements (which statements may be in electronic or telephonic form) with respect thereto as may be directed by the Committee. If the Company is required to obtain from any U.S. commission or agency authority to issue any such shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any commission or agency (whether U.S. or foreign) authority which the Company’s General Counsel or his designee deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any participant in the Plan except to return to him the amount of his payroll deductions under the Plan which would have otherwise been used upon exercise of the relevant option. Except as hereinafter provided, for a period of six months (or such other period as the Committee may from time to time specify with respect to a particular grant of options) after the Date of Exercise of an option (the “Restriction Period”), the shares of Stock issued in connection with such exercise may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the optionee who has purchased such shares; provided, however, that such restriction shall not apply to the transfer, exchange or conversion of such shares of Stock pursuant to a merger, consolidation or other plan of reorganization of the Company, but the stock, securities or other property (other than cash) received upon any such transfer, exchange or conversion shall also become subject to the same transfer restrictions applicable to the original shares of Stock, and shall be held by the custodian, pursuant to the provisions hereof. Upon the expiration of such Restriction Period, the transfer restrictions set forth in this subparagraph 7(c) shall cease to apply and the optionee may, pursuant to procedures established by the Committee and the custodian, direct the sale or distribution of some or all of the whole shares of Stock in his Company stock account that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale. Further, upon the termination of the optionee’s employment with the Company and its parent or subsidiary corporations by reason of death, permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or retirement, the transfer restrictions set forth in this subparagraph 7(c) shall cease to apply and the custodian shall, upon the request of such optionee (or as applicable, such optionee’s personal representative), deliver to such optionee a certificate issued in his name representing (or otherwise credit to an account of such optionee) the aggregate whole number of shares of Stock in his Company stock account under the Plan. At the time of distribution of such shares, any fractional share in such Company stock account shall be converted to cash based on the fair market value of the Stock on the date of distribution and such cash shall be paid to the optionee. The Committee may cause the Stock issued in connection with the exercise of options under the Plan to bear such legends or other appropriate restrictions, and the Committee may take such other actions, as it deems appropriate in order to reflect the transfer restrictions set forth in this subparagraph 7(c) and to assure compliance with applicable laws.

8. Withdrawal from the Plan.

(a) General Statement.  Any participant may withdraw in whole from the Plan at any time prior to the Date of Exercise relating to a particular Option Period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company (which may be in electronic or telephonic form). The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.

(b) Eligibility Following Withdrawal.  A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the Option Period during which he withdrew (provided that he is otherwise eligible to participate in the Plan at such time).

9. Termination of Employment.

(a) General Statement.  Except as provided in subparagraph 9(b), if the employment of a participant terminates for any reason whatsoever, then his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall promptly refund to him the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options, and thereupon his interest in unexercised options under the Plan shall terminate.

(b) Termination by Retirement, Death or Disability.  If the employment of a participant terminates due to (i) retirement, (ii) death or (iii) permanent and total disability (within the meaning of Section 22(e)(3) of the Code), the participant, or (in the event of the participant’s death) the participant’s designated beneficiary, as applicable, will have the right to elect, no later than 10 days prior to the last day of the Option Period during which such retirement, death or disability occurred, either to:

(1) withdraw all of the accumulated unused payroll deductions and shares of Stock credited to the participant’s account under the Plan (whether or not the Restriction Period with respect to such shares has expired); or

(2) exercise the participant’s option for the purchase of Stock on the last day of the Option Period during which termination of employment occurs for the purchase of the number of full shares of Stock which the accumulated payroll deductions at the date of the participant’s termination of employment will purchase at the applicable Option Price (subject to subparagraph 6(e)), with any excess cash in such account to be returned to the participant or such designated beneficiary.

The participant or, if applicable, such designated beneficiary, must make such election by giving notice to the Committee in such manner as the Committee prescribes. In the event that no such notice of election is timely received by the Committee, the participant or designated beneficiary will automatically be deemed to have elected as set forth in clause (2) above, and promptly after the exercise so described in clause (2) above, all shares of Stock in such participant’s account under the Plan will be distributed to the participant or such designated beneficiary.

(c) Beneficiary Designation.  Each participant shall have the right to designate a beneficiary to exercise the rights specified in subparagraph 9(b) in the event of such participant’s death. Any designation (or change in designation) of a beneficiary must be filed with the Committee in a time and manner designated by the Committee in order to be effective. Any such designation of a beneficiary may be revoked by the participant by filing a later valid designation or an instrument of revocation with the Committee in a time and manner designated by the Committee. If no beneficiary is designated, the designated beneficiary will be deemed to be the participant’s personal representative.

10. Restriction Upon Assignment of Option.  An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Subject to subparagraph 9(b), each option shall be exercisable, during his lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option or under the Plan.

11. No Rights of Stockholder Until Exercise of Option.  With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder, until such option has been exercised. With respect to an individual’s Stock held by the custodian pursuant to subparagraph 7(c), the custodian shall, as soon as practicable, pay the individual any cash dividends attributable thereto and shall, in accordance with procedures adopted by the custodian, facilitate the individual’s voting rights attributable thereto.

12. Changes in Stock; Adjustments.  Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change, appropriate action will be taken by the Committee to adjust accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, the number and Option Price of shares subject to options outstanding under the Plan, and the minimum Option Price, if any, established pursuant to subparagraph 7(b) with respect to both future and outstanding options.

If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the Date of Exercise for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (ii) upon such effective date any unexercised options shall expire and the Company promptly shall refund to each participant the amount of such participant’s payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options.

13. Use of Funds; No Interest Paid.  All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid or credited to any participant.

14. Term of the Plan.  The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company at its 2004 annual meeting of stockholders. Notwithstanding any provision in the Plan, no option granted under the Plan shall be exercisable prior to such stockholder approval, and, if the stockholders of the Company do not approve the Plan at such meeting, then the Plan shall automatically terminate, no options may be granted or exercised under the Plan, and, automatically without any further act on the part of any participant, each payroll deduction authorization by a participant with respect to the Plan shall terminate. Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further payroll deductions shall be made and no further options shall be granted after December 31, 2014.

15. Termination or Amendment of the Plan.  The Board in its discretion may terminate the Plan at any time with respect to any Stock for which options have not theretofore been granted. The Board and the Committee shall each have the right to alter or amend the Plan or any part thereof from time to time, including but not limited to any alterations or amendments deemed appropriate by the Board and/or the Committee to conform the Plan to the requirements of SFAS 123 to prevent adverse accounting treatment of the Plan or the options granted thereunder or otherwise; provided, however, that no change in any option theretofore granted may be made that would impair the rights of the optionee without the consent of such optionee. Any alterations or amendments to the Plan shall be announced to participants (which may take the form of an announcement on the Company’s intranet website) at least five (5) business days prior to the scheduled beginning of the first Option Period to be affected.

16. Securities Laws.  The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the offer, issuance or sale of shares covered by such option has not been registered under the Securities Act of 1933, as amended, or does not comply with such other state, federal or foreign laws, rules or regulations, or the requirements of any stock exchange upon which the Stock may then be listed, as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations or requirements available for the offer, issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall comply with any applicable provisions of Rule 16b-3. As to such persons, this Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

17. No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

18. Miscellaneous Provisions.

(a) Parent and Subsidiary Corporations.  For all purposes of the Plan, a corporation shall be considered to be a parent or subsidiary corporation of the Company only if such corporation is a parent or subsidiary corporation of the Company within the meaning of Sections 424(e) or (f) of the Code.

(b) Retirement.  For all purposes of the Plan, “retirement” shall mean separation of service with the Company or any Participating Company on or after the earlier of (i) the attainment of age 65 (or mandatory retirement age, if applicable), (ii) the attainment of age 55 with 10 years of service, or (iii) the attainment of age 50 with 20 years of service. For purposes of this definition “years of service” shall be based on the Company’s adjusted service date, a measure of active service.

(c) Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

(d) Headings.  The headings and subheadings in the Plan are included solely for convenience, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.

(e) Not a Contract of Employment; No Acquired Rights.  The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Participating Company and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Participating Company to purchase Stock at a discount, in the future. The rights and obligations under any participant’s terms of employment with the Company or any Participating Company shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any Participating Company or to restrict the right of the Company or any Participating Company to discharge any person at any time, nor shall the Plan be deemed to give the Company or any Participating Company the right to require any person to remain in the employ of the Company or such Participating Company or to restrict any person’s right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant’s employment for any reason whatsoever.

(f) Compliance with Applicable Laws.  The Company’s obligation to offer, issue, sell or deliver Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Stock as well as all federal, state, local and foreign laws. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Company shall not be obligated to grant options or to offer, issue, sell or deliver Stock under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy, prohibit the Company from taking any such action with respect to such employee.

(g) Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

(h) Electronic and/or Telephonic Documentation and Submission.  Any of the payroll deduction authorizations, enrollment documents and any other forms and designations referenced in the Plan and their submission may be electronic and/or telephonic, as directed by the Committee.

(i) Governing Law.  All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

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[Graphic Appears Here] CONTINENTAL AIRLINES, INC. 1600 SMITH ST. 15TH FL HQSLG HOUSTON, TX 77002 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the environmental impact of the annual meeting and the costs incurred by Continental Airlines, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Continental Airlines, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON Please check the proxy statement for directions to the meeting and instructions for voting the shares at the meeting. If you are not the record holder of the shares, you must obtain a legal proxy from the record holder to vote the shares at the meeting.Your vote is important to us. Even if you plan to attend the meeting, we recommend that you also submit your vote by Internet, telephone or mail in advance of the meeting as described above to ensure that your vote will be counted if you later decide not to attend. If you vote by proxy in advance of the meeting, you may revoke your proxy prior to its use by following the instructions in the proxy statement. If you vote by Internet or telephone, you do NOT need to mail back your proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M13355-P75561 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CONTINENTAL AIRLINES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE number(s) of the nominee(s) on the line below. “FOR” THE ELECTION OF THE DIRECTORS NAMED BELOW. Vote on Directors 0 0 0 1. Election of Directors Nominees: 01) Kirbyjon H. Caldwell 06) Jeffery A. Smisek 02) Lawrence W. Kellner 07) Karen Hastie Williams 03) Douglas H. McCorkindale 08) Ronald B. Woodard 04) Henry L. Meyer III 09) Charles A. Yamarone 05) Oscar Munoz For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSALS. 2. Amendment of the 2004 Employee Stock Purchase Plan 0 0 0 3. Ratification of Appointment of Independent Registered Public Accounting Firm 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE FOLLOWING PROPOSALS. 4. Stockholder Proposal Related to Discontinuing Stock Option Grants to Senior Executives 0 0 0 5. Stockholder Proposal Related to Reincorporating in North Dakota 0 0 0 Yes No U.S. CITIZENSHIP For address changes and/or comments, please mark this box and write them on 0 0 0 Please mark “YES” if the stock owned of record or the back where indicated. beneficially by you is owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), or mark “NO” if such stock is owned or controlled by any person who is NOT a U.S. citizen. Note: Please sign ex actly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

[Graphic Appears Here] Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 10, 2009: The Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available on the Internet at www.proxyvote.com. M13356-P75561 CONTINENTAL AIRLINES, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS June 10, 2009 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby authorizes Lawrence W. Kellner, Jennifer L. Vogel and Lori A. Gobillot, and each of them, as proxies with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on June 10, 2009, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the Election of Directors named on the other side of this proxy (Proposal 1), “FOR” Amendment of the 2004 Employee Stock Purchase Plan (Proposal 2), “FOR” Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3), “AGAINST” Stockholder Proposal Related to Discontinuing Stock Option Grants to Senior Executives (Proposal 4), “AGAINST” Stockholder Proposal Related to Reincorporating in North Dakota (Proposal 5), and in accordance with the sole discretion of the proxies named above on such other business as may properly come before the annual meeting or any postponement or adjournment thereof. The undersigned hereby revokes any and all proxies previously given by the undersigned to vote the stock of the undersigned at the Annual Meeting of Stockholders or any postponement or adjournment thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed and dated on other side) [Graphic Appears Here]